Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SOLUTIA INC.

BACKBONE ACQUISITION SUB, INC.

and

SOUTHWALL TECHNOLOGIES INC.

Dated as of October 6, 2011

i

ii

Annex A –  Conditions to the Offer

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 6, 2011, is entered into by and among Solutia Inc., a Delaware corporation (“Parent”), Backbone Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Southwall Technologies Inc., a Delaware corporation (the “Company”).  Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as the “Parties”.  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

W I T N E S S E T H

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have unanimously determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Merger Sub has agreed to commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), at a price of Thirteen Dollars and Sixty Cents ($13.60) per share of Company Common Stock, net to the holder thereof in cash, without interest, subject to any withholding Taxes required by applicable Law (such amount, or any different amount per share of Company Common Stock that may be paid pursuant to the Offer in accordance with the terms hereof, being hereinafter referred to as the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, following the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”) and as a wholly-owned Subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of Company Common Stock outstanding immediately prior to the effective time of the Merger (other than shares of Company Common Stock tendered and accepted for payment in the Offer), including any shares that have not been tendered and accepted pursuant to the Offer, will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of each of Parent and Merger Sub have unanimously (i) determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement, (ii) approved and declared advisable the Merger, and (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is fair and advisable for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement, (ii) approved and declared advisable the Merger, (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (iv)  recommended that the holders of the Company Common Stock (collectively, the “Company Stockholders”) accept the Offer, tender their shares of Company Common Stock into the Offer and, to the extent required by applicable Law, approve the Merger and adopt this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company and the Company have delivered to Parent and Merger Sub support agreements (collectively, the “Support Agreements”) dated as of the date hereof, providing that such stockholders shall, among other things; (i) convert those shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”) held by such stockholders into shares of Company Common Stock in accordance with the terms of the Certificate of Designations of such Company Preferred Stock, dated as of December 18, 2003, (ii) agree to tender the shares of Company Common Stock beneficially owned by them (including those shares obtained by such conversion) into the Offer, and (iii) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Support Agreements; and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINED TERMS AND INTERPRETATION

Section 1.1	Certain Definitions. For purposes of this Agreement:

“2011 Bonus Plan” means the Company’s Short Term Incentive Bonus Program, which incorporates an operating income metric, the details of which have been communicated to Parent, that applies to 40% of the target-level bonuses for all participants (such portion, the “2011 Objective Bonus Program”), with payment of the remainder (60%) of the target-level bonuses (the “2011 Discretionary Bonus Program”) subject to determination based upon the discretion of the Compensation Committee of the Company’s Board of Directors.  The 2011 Objective Bonus Program requires that the participants remain employed through the date of payment thereunder to be eligible to receive such payment; provided, that pay-out may range, based upon actual full-year operating income results, from 40% to 150% of an individual’s target amount; and requires payment within 2-1/2 months after the end of the fiscal year.  The 2011 Discretionary Bonus Program has been amended to provide that each participant who remains employed through the 90-day period following the Closing Date (or who is terminated without cause between the Closing Date and the end of such 90-day period) will receive payment of the target amount of his or her bonus under this program promptly after the earlier of the end of such period or the date after Closing on which his or her employment terminates without cause, except that the individuals set forth on Exhibit D attached hereto shall only receive payments under this program to the extent provided in the Executive Agreements.  Notwithstanding the foregoing, Parent shall only be obligated to cause the Surviving Corporation to make payments under the Company’s Short Term Incentive Bonus Program to the extent such amounts are appropriately accrued under the Company’s consolidated financial statements as reasonably determined by Parent.

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement on terms that are identical in all substantive respects to the form confidentiality agreement attached hereto as Exhibit A; provided that such confidentiality agreement shall not prohibit compliance by the Company with any provision in Section 7.5, including Section 7.5(g) and the last sentence of Section 7.5(e).

“Acquisition Proposal” shall mean any proposal or offer relating to (i) the acquisition by any Third Party of twenty percent (20%) or more of the Equity Interests in the Company (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, issuance of an Equity Interest (other than pursuant to agreements in effect on the date hereof), share exchange or similar transaction involving the Company or any “significant subsidiary” (for such purposes within the meaning of Rule 1.02(a) of Regulation S-X as promulgated by the SEC) of the Company, (iii) any sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would, directly or indirectly, result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, cash flow or assets of the Company and the Company Subsidiaries, taken as a whole, (iv) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Equity Interest in any entity that holds assets representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, cash flow or assets of the Company and the Company Subsidiaries, taken as a whole, or (v) any tender offer or exchange offer, as such terms are defined under the Exchange Act, or other transaction that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of the outstanding Equity Interests in the Company (by vote or by value), or (vi) any combination of the foregoing.

“Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

“Alternative Acquisition Agreement” shall mean any acquisition agreement, merger agreement or similar definitive agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.5(c)) relating to any Acquisition Proposal.

“Antitrust Laws” shall mean any antitrust, competition, or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act and any foreign Law equivalent.

“Blue Sky Laws” shall mean state securities or “blue sky” Laws.

“Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Code” shall mean the United States Internal Revenue Code of 1986.

“Company By-laws” shall mean the Second Amended and Restated By-laws of the Company, dated November 5, 2008.

“Company Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Company, filed in July 1987, and amended on October 5, 2004 and March 9, 2011.

“Company Material Adverse Effect” shall mean any change, event, circumstance or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, (x) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, results of operations, assets or liabilities of the Company and the Company Subsidiaries, taken as a whole, or (y) would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby (including the Offer or the Merger) on a timely basis or otherwise prevent or materially delay the Company from performing its obligations under this Agreement on a timely basis; provided that, for purposes of clause (x), any change, event, circumstance or occurrence to the extent resulting from any of the following after the date hereof shall not constitute a “Company Material Adverse Effect” and shall not be considered in determining if a Company Material Adverse Effect would be reasonably expected to occur:  (i) changes generally affecting the economy, financial or credit markets in the United States or other countries in which the Company or any Company Subsidiary has significant sales or operations; (ii) changes generally affecting the high performance films and high performance glass industries; (iii) changes in GAAP or any interpretation thereof after the date hereof; (iv) natural disasters or changes in political or social conditions in any country in which the Company or any Company Subsidiary has significant sales or operations, including the engagement by any such country in hostilities or the escalation thereof; (v) the mere fact that the Company has failed to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (provided that the underlying causes of any change, event or circumstance set forth in clause (v) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur); (vi) any decline in the trading price of Company Common Stock on the NASDAQ (provided that the underlying causes of any change, event or circumstance set forth in clause (vi) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur); (vii) changes in Law after the date hereof relating to the operations of the Company or any Company Subsidiary; (viii) changes (including losses of or disruptions in) in any material supplier relationship of the Company to the extent such changes are related to the Offer, the Merger or the other transactions contemplated by this Agreement (provided that this clause (viii) shall not be considered in determining if there has been a breach of the representations or warranties contained in Section 5.3(a)(iii) of this Agreement to the extent that any such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement); or (ix) changes directly related to any material breach by Parent or Merger Sub of its respective obligations under this Agreement occurring following the delivery of written notice to Parent from the Company of such breach (providing Parent or Merger Sub, as applicable, a reasonable opportunity to cure such breach), which describes the effects thereof which are to be excluded pursuant to this clause (ix); provided, however, that changes set forth in clauses (i), (ii), (iii), (iv) and (vii) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur if such changes have had or would reasonably be expected to have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in high performance films and high performance glass industries; and provided further that the occurrence of any Insolvency Event with respect to the Company or any “significant subsidiary” (for such purposes within the meaning of Rule 1.02(a) of Regulation S-X as promulgated by the SEC) of the Company shall in any event constitute a Company Material Adverse Effect.

“Company Option” shall mean any option to acquire Company Common Stock issued or granted pursuant to any Company Stock Plan.

“Company Stockholder Approval” shall mean the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Company Common Stock, voting or consenting together as a single class, in favor of the adoption of this Agreement as required by the DGCL.

“Company Stock Plans” shall mean all employee and director stock plans or arrangements of the Company and all individual consultant, employee, director or other Contracts that provide for any Company Option or any other right of any kind to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, or any other award of any kind consisting of shares of Company Common Stock (including stock appreciation rights, restricted stock, restricted stock units, deferred stock units and dividend equivalents).  Each Company Stock Plan is set forth on Section 5.8(a) of the Company Disclosure Schedule.

“Company Termination Fee” shall mean an amount in cash equal to $4,000,000.

“Computer Systems” shall mean all computer systems, including all Software, firmware, hardware, networks, interfaces, platforms and related systems.

“Continuing Employee” shall mean any Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including Persons on disability or leave of absence, whether paid or unpaid).

“Contract” shall mean any oral or written note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, purchase order or other instrument or obligation.

“Covered Securityholders” shall mean holders of Company Common Stock and other securities of the Company.

“Customs & International Trade Laws” shall mean any Law, Permit, Order or other decision or requirement having the force or effect of Law, of any Governmental Entity, concerning the importation of products, the exportation or reexportation of products (including technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930, and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, the Export Administration Regulations, the International Emergency Economic Powers Act, the Trading With the Enemy Act, the Arms Export Control Act, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Office of Foreign Assets Control, the antiboycott Laws administered by the U.S. Department of Commerce, the antiboycott Laws administered by the U.S. Department of the Treasury, and the FCPA.

“Environmental Laws” shall mean any and all Laws relating to public health and safety, worker health and safety, pollution, protection of the environment, or the release of any materials into the environment, including those related to Hazardous Materials or air emissions or wastewater discharges.

“Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any Person, any securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any such security, or any other instrument or right the value of which is based on any of the foregoing.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934.

“Executive Agreements” shall mean the employment agreements entered into between the Company and each of the individuals set forth on Exhibit D attached hereto, on or about October 6, 2011.

“Existing Confidentiality Agreement” shall mean any confidentiality, standstill or other agreement, understanding or arrangement between the Company or any Company Subsidiary or any Affiliate or any Representative of the Company or any Company Subsidiary (collectively a “Company Disclosing Party”), on the one hand, and any Third Party, on the other hand, providing for, among other things, (i) the confidential treatment of non-public information provided by a Company Disclosing Party to such Third Party and (ii) prohibiting the Third Party from taking any of the actions (or similar actions) referred to in the second paragraph of the Standstill Supplement, or any other agreement, understanding or arrangement containing provisions customarily found in agreements commonly referred to as “confidentiality” or “standstill” agreements.

“GAAP” shall mean generally accepted accounting principles as applied in the United States.

“Government Bid” shall mean any quotation, bid or proposal by the Company or any Company Subsidiary that, if accepted or awarded, would lead to a Contract with a Governmental Entity, including a prime contractor or a higher tier subcontractor to the United States government or any foreign government, for the design, manufacture or sale of products or the provision of services by the Company or any Company Subsidiary.

“Government Contract” shall mean any Contract (including any prime contract, subcontract, letter contract, purchase order, task order, delivery order, teaming agreement or letter of intent) that is (i) between the Company or any Company Subsidiary and a Governmental Entity or (ii) is entered into by the Company or any Company Subsidiary as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Entity.

“Governmental Entity” shall mean any United States or foreign governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal, or other governmental instrumentality and any national or international stock exchange) or any political or other subdivision or part of any of the foregoing.

“Hazardous Materials” shall mean (i) all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including any petroleum products or byproducts, radioactive materials, asbestos, radon gas, infectious or medical wastes, toxic mold or polychlorinated biphenyls and (ii) all other substances, wastes and materials that are considered or deemed to be, or regulated as, hazardous, toxic, infectious or dangerous under applicable Law or for which liability or standards of conduct may be imposed pursuant to Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Insolvency Event” shall means, with respect to any Person, the occurrence of any of the following:  (a) such Person shall (A) (i) (voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, Sections 101 et seq. (the “Bankruptcy Code”) or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar Law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing or (B) become unable, admit in writing its inability or fail generally to pay its debts as they become due; or (b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of such Person or of a substantial part of the property or assets of such Person, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of the property of such Person, or (C) the winding-up or liquidation of such Person; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect 30 days.

“Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world:  (i) all inventions (whether or not patentable or reduced to practice), all improvements thereto, all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications, patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names and all other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) all works of authorship (whether or not copyrightable), copyrights and all applications, registrations and renewals in connection therewith and all database rights and moral rights; (iv) all trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, data, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development and confidential or proprietary information (including technical data, customer and supplier lists, pricing and cost information, competitive intelligence and business and marketing plans and proposals); (v) all software (including source code, executable code, systems, networks, tools, applications, data, databases, firmware and related documentation) (“Software”); and (vi) rights of publicity and rights of privacy; (vii) all other proprietary and intellectual property rights.

“Knowledge” of any Party, when used with respect to such Party, shall mean (i) in the case of the Company, the actual knowledge of any of Dennis Capovilla, Mallorie Burak, Lee Boman, Craig Wesley, Bruce Lang or James W. Dessenberger or, solely with respect to the Company’s and the Company Subsidiaries’ operations in Germany, Hans Weissling, Roland Thielsch or Peter Buettrich and, in each case, such knowledge as any such person would have acquired in the reasonably prudent exercise of his or her job responsibilities, and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of any of Paul J. Berra III, D. Michael Donnelly, Robert DeBolt, D. John Srivisal, Wing Kwang, Hassan Memarian or Dirk Triest, and, in each case, such knowledge as any such person would have acquired in the reasonably prudent exercise of his or her job responsibilities.

“Law” shall mean any Order or any federal, state, local, foreign or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, code, requirement, ordinance, edict, decree, directive, requirement, policy, license or permit issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by the Company or any Company Subsidiary, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Lien” shall mean any mortgage, pledge, security interest, restriction, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).  For the avoidance of doubt, licenses and joint ownership of Intellectual Property and related obligations are not “Liens”.

“NASDAQ” shall mean the NASDAQ Stock Market.

“NDA” shall mean that certain Disclosure Agreement, with an effective date of November 18, 2010, by and between the Company and Parent, as such agreement has been supplemented by the Standstill Supplement.

“Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

“Parent Group” shall mean Parent and its Subsidiaries, taken together.

“Parent Material Adverse Effect” shall mean any change, event, circumstance or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, would prevent or materially delay the consummation of the transactions contemplated hereby (including the Offer or the Merger) on a timely basis or otherwise prevent or materially delay either of Parent or Merger Sub from performing its obligations under this Agreement on a timely basis.

“Permitted Encumbrances” shall mean, with respect to each Owned Real Property and Leasehold Improvements (as the case may be): (i) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP or other applicable legal and accounting requirements, (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon; and (v) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property or Leased Real Property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as presently conducted or as proposed to be conducted as of the date hereof.

“Permits” shall mean all permits, licenses, franchises, approvals, registrations, qualifications, rights, variances, certificates, certifications, consents, approvals and Orders of any Governmental Entities.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Required Antitrust Approvals” shall mean any required filings, consents, approvals and actions required to be made or obtained or advance ruling certificate or no-action letter required to obtain an exemption from such filings, consents, approvals or actions pursuant to (i) the HSR Act and (ii) any other Antitrust Law (whether foreign or domestic) in order to consummate the transactions contemplated by this Agreement, including those countries listed on Section 1.1 of the Company Disclosure Schedule.

“Representatives” shall mean, with respect to any Person, such Person’s Subsidiaries and its and their respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933.

“Standstill Supplement” means Paragraph 7 of the letter agreement, dated June 26, 2011 and countersigned and delivered as of June 28, 2011, by and between the Company and Parent.

“Subsidiary” or “Subsidiaries” of any Person shall mean (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (solely for purposes of this definition, replacing all references in the definition of Acquisition Proposal to “twenty percent (20%)” with “fifty percent (50%)”) and not arising out of or relating to any breach of Section 7.5 which the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms and conditions of such Acquisition Proposal and this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Parent), including financing, regulatory approvals, stockholder litigation, the identity of the Person or group making the Acquisition Proposal, termination fee and expense reimbursement provisions and other events or circumstances (whether or not beyond the control of the Party seeking to assert that an Acquisition Proposal constitutes a Superior Proposal), (i) is reasonably likely to be consummated in accordance with its terms and (ii) would result in a transaction that is more favorable to the Company Stockholders from a financial point of view than the transactions provided for in this Agreement (after taking into account the expected timing and risk and likelihood of consummation).

“Tax Returns” shall mean any report, filing, election or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

“Tax” or “Taxes” shall mean, (i) with respect to any Person, any and all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other governmental charges, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, escheat, alternative minimum, environmental, customs, social security, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, levies or other governmental charges, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and (ii) any obligation or liability with respect to item described in clause (i) arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, under any agreements or arrangements with any other Person, or as transferee or successor.

“Third Party” shall mean any Person or group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

“Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code.

Section 1.2	Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Action”	Section 5.17
“Acceleration Time”	Section 4.5(a)
“Acceptance Time”	Section 2.4(a)
“Agreement”	Preamble
“Appraisal Shares”	Section 4.3
“Bankruptcy Code”	Section 1.1
“Bankruptcy Exception”	Section 5.2(a)
“Board Appointment Date”	Section 2.4(a)
“Certificate of Merger”	Section 3.3
“Certificates”	Section 4.2(b)
“Closing”	Section 3.2
“Closing Date”	Section 3.2
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 7.5(d)(i)
“Company Board”	Recitals
“Company Board Recommendation”	Section 2.2(a)(iv)
“Company Common Stock”	Recitals
“Company Disclosing Party”	Section 1.1
“Company Disclosure Documents”	Section 5.25(a)
“Company Disclosure Schedule”	Section 10.5
“Company Financial Advisor”	Section 5.27
“Company Financial Statements”	Section 5.5(b)
“Company Intellectual Property”	Section 5.13(b)
“Company Material Contract”	Section 5.10(a)
“Company Plan”	Section 5.8(a)
“Company Preferred Stock”	Section 5.4(a)
“Company Real Property”	Section 5.14(c)
“Company Representatives”	Section 7.4(a)
“Company SEC Filings”	Section 5.5(a)
“Company Stockholders”	Recitals
“Company Stockholders’ Meeting”	Section 7.2(a)
“Company Subsidiary”	Section 5.1
“Compensation Committee”	Section 5.27
“Continuing Directors”	Section 2.4(a)
“Covered Securityholders”	Section 5.27
“Determination Notice”	Section 7.5(e)(iii)
“DGCL”	Recitals
“Effective Time”	Section 3.3
“Employment Compensation Arrangement”	Section 5.27
“End Date”	Section 9.1(b)(i)
“ERISA”	Section 5.8(a)
“ERISA Affiliate”	Section 5.8(a)
“Exchange Fund”	Section 4.2(a)
“Fairness Opinion”	Section 5.27

“FCPA”	Section 5.12
“Grants”	Section 5.11(d)
“HSR Act”	Section 5.2(b)
“Improvements”	Section 5.14(d)
“Indemnified Parties”	Section 7.11(a)
“Independent Directors”	Section 2.4(b)
“Information Statement”	Section 7.2(e)
“Inquiry”	Section 7.5(g)
“Interim Financial Statements”	Section 7.4(b)
“Interim Period”	Section 7.1(a)
“Investments”	Section 5.4(d)
“IRS”	Section 5.8(b)
“Jointly-Owned IP”	Section 5.13(a)
“Merger”	Recitals
“Merger Consideration”	Section 4.1(a)
“Merger Sub”	Preamble
“Minimum Condition”	Section 2.1(b)
“NDA”	Section 7.4(b)
“Needham”	Section 5.25
“Notice Period”	Section 7.5(e)(ii)
“Offer”	Recitals
“Offer Conditions”	Section 2.1(b)
“Offer Documents”	Section 2.1(g)
“Offer Price”	Recitals
“Offer Termination”	Section 2.1(h)
“Offer Termination Date”	Section 2.1(h)
“Offer to Purchase”	Section 2.1(g)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article VI
“Parent Expenses”	Section 9.4(c)
“Parent Representatives”	Section 7.4(a)
“Parent Stockholders Consent”	Section 7.2(e)
“Paying Agent”	Section 4.2(a)
“Proxy Statement”	Section 7.2(b)
“Recent SEC Reports”	Article V
“Reverse Stock Split”	Section 5.4(g)
“Schedule TO”	Section 2.1(g)
“Schedule 14D-9”	Section 2.2(b)
“Short-Form Threshold”	Section 7.3
“Support Agreement”	Recitals
“Surviving Corporation”	Section 3.1
“Tail Period”	Section 7.11(b)
“Takeover Provisions”	Section 2.2(a)(iii)
“Termination Fee”	Section 9.4(b)
“Top-Up Closing”	Section 2.3(c)
“Top-Up Consideration”	Section 2.3(b)

“Top-Up Option”	Section 2.3(a)
“Top-Up Shares”	Section 2.3(a)
“Transaction Litigation”	Section 7.7
“Transition Committee”	Section 7.4(c)
“Triggering Event”	Section 9.1(d)(ii)
“WARN Act”	Section 5.9

Section 1.3	Interpretation. In this Agreement, unless otherwise expressly specified, the following rules of interpretation apply:

(i)            references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(ii)           references to any Person include references to such Person’s successors and permitted assigns;

(iii)          words importing the singular include the plural and vice versa;

(iv)          words importing one gender include the other gender;

(v)           whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(vi)          the word “will” shall be construed to have the same meaning and effect of the word “shall”;

(vii)         the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(viii)        the word “or” when used in this Agreement is not exclusive;

(ix)          any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and (in the case of statutes) the rules and regulations promulgated thereunder;

(x)           references to “$” or “dollars” refer to U.S. dollars;

(xi)          a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined;

(xii)         the phrase “made available,” when used in reference to anything made available to Parent, Merger Sub or their respective Representatives, shall mean materials uploaded to and made available to Parent, Merger Sub and their Representatives in the on-line data room hosted on behalf of the Company in the on-line workspace captioned “Project Backbone”; and

(xiii)        the table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
THE OFFER

Section 2.1	The Offer.

(a)       Commencement of the Offer.  Provided that this Agreement shall not have been terminated pursuant to Section 9.1 or Section 9.2, as promptly as practicable after the date hereof (but in no event more than twelve (12) Business Days thereafter), Parent shall cause Merger Sub to, and Merger Sub shall, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase all of the shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 2.1(c), if applicable).

(b)       Terms and Conditions of the Offer.  The obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and to pay for any shares of Company Common Stock tendered in the Offer and not withdrawn shall be subject only to: (i) the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(d)), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and Merger Sub (if any), represent a majority of the sum of (x) the number of shares of Company Common Stock then issued and outstanding plus (y) all shares of Company Common Stock that the Company may be required to issue on or prior to the Closing (regardless of when occurring) as a result of the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of Company Options and other derivative securities, including warrants, options (other than the Top-Up Option), convertible or exchangeable securities or other rights to acquire Company Common Stock (including any shares of Company Preferred Stock remaining outstanding), regardless of the conversion or exercise price or other terms and conditions thereof (the “Minimum Condition”); and (ii) the other conditions set forth in Annex A hereto.  The conditions to the Offer set forth in Annex A hereto (the “Offer Conditions”) are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company, in each case subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC.  Parent and Merger Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing (in its sole discretion), neither Parent nor Merger Sub may make any change to the terms or conditions of the Offer that (i) decreases the Offer Price, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the number of shares of Company Common Stock sought to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto or modifies the conditions set forth in Annex A hereto in any way that is materially adverse to the holders of Company Common Stock, or (v) amends or waives the Minimum Condition.

(c)       Adjustments to Offer Price.  The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, shares of Company Common Stock tendered in the Offer; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d)       Expiration and Extension of the Offer.

(i)            Subject to the terms and conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at midnight, New York Time, on the twentieth (20th) Business Day (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act).

(ii)           Notwithstanding anything to the contrary in the foregoing clause (i) of this Section 2.1(d) or elsewhere in this Agreement:

(A)          Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NASDAQ that is applicable to the Offer;

(B)           in the event that any of the facts, events or circumstances described in the conditions to the Offer set forth on Annex A hereto shall have occurred and be continuing as of any then scheduled expiration date of the Offer and have not been waived by Parent or Merger Sub, then Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer for successive extension periods of up to twenty (20) Business Days each; and

(C)           in the event that any of the facts, events or circumstances described in the conditions to the Offer set forth on Annex A hereto (other than those facts, events or circumstances in the condition set forth in paragraph (f) on Annex A hereto) shall have occurred and be continuing as of any then scheduled expiration date of the Offer, then Merger Sub shall, to the extent requested in writing by the Company no less than two (2) Business Days prior to such date, extend the Offer for successive extension periods of up to twenty (20) Business Days each; provided, however, that Merger Sub shall not be required to extend the Offer for more than an aggregate of an additional twenty (20) Business Days pursuant to this clause (C) unless upon the expiration of such twentieth (20th) Business Day, each of the facts, events or circumstances described in the conditions to the Offer set forth in Annex A hereto (other than those facts, events or circumstances described in the condition set forth in paragraph (b) on Annex A hereto) shall not have occurred or shall have ceased to exist, in which case, Merger Sub shall be obligated to extend the Offer for an additional twenty (20) Business Days.

(iii)          Notwithstanding anything to the contrary in the foregoing clauses (i) and (ii) of this Section 2.1(d) or elsewhere in this Agreement, in no event shall Merger Sub be required to extend the Offer beyond the End Date.

(iv)          Nothing in this Section 2.1(d) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Section 9.1 or Section 9.2.

(v)           Merger Sub may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Section 2.1(f).

(e)       Payment for Tendered Shares; Funds.  Subject to the terms and conditions set forth in this Agreement and the Offer, Merger Sub shall accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as promptly as reasonably practicable after the applicable expiration date of the Offer (as it may be extended in accordance with Section 2.1(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.  The Offer Price payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer or any subsequent offering period contemplated by Section 2.1(f) shall be paid net to the holder thereof in cash, subject to reduction for any Taxes required to be withheld or deducted therefrom.  To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.  Parent shall provide, or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub accepts or is obligated to accept for payment pursuant to the Offer and shall cause Merger Sub to make such payments for each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(f)        Subsequent Offering Period.  Merger Sub may, and the Offer Documents may reserve the right of Merger Sub to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities laws of not less than three (3) nor more than twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) immediately following the expiration of the Offer.  Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period as promptly as reasonably practicable after any such shares of Company Common Stock are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

(g)       Schedule TO; Offer Documents.  As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Merger Sub shall: (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall contain as an exhibit or incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal, a summary advertisement, if any, in respect of the Offer, and such other ancillary documents and instruments to which the Offer will be made or which are required to be filed in connection with the filing of the Schedule TO (collectively, together with any supplements or amendments thereto, the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to the Company Stockholders.  The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO and the Offer Documents.  The Company hereby consents to the inclusion in the Offer Documents of all information relating to (A) the recommendation of the Company Board, (B) Needham and the Company Financial Advisor (including the amount of fees and other consideration that Needham and the Company Financial Advisor will receive upon consummation of or as a result of the Offer and the Merger, and the conditions therefor), (C) the opinion of the Company Financial Advisor referred to in Section 5.27, and (D) the information that formed the basis for rendering such opinion, subject to the approval of the form of such disclosure by the Company Financial Advisor (which approval the Company shall use its best efforts to obtain).  Parent and Merger Sub shall use reasonable best efforts to cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other applicable Laws.  Parent and Merger Sub hereby further agree that the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Offer Documents.  The Company hereby agrees that the information provided by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.  Parent and Merger Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws.  Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review the Schedule TO and the Offer Documents (including any supplement or amendment thereto) prior to the filing thereof with the SEC and mailing thereof and shall give reasonable and good faith consideration to comments made by the Company and its counsel.  Parent and Merger Sub shall provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review any written response to any such written comments of the SEC or its staff and shall give reasonable and good faith consideration to comments made by the Company and its counsel.  The Company and its counsel shall also have the opportunity to participate in discussions with the SEC relating to such comments to the extent reasonable, appropriate and practicable.

(h)       Termination of the Offer.  If at any then-scheduled expiration of the Offer, (i) any Offer Condition shall not have been satisfied or waived and (ii) no further extensions or re-extensions of the Offer are required pursuant to Section 2.1(d), Merger Sub may terminate the Offer, and if this Agreement is terminated pursuant to Section 9.1, then Merger Sub shall promptly (and, in any event, within two (2) business days of such termination), irrevocably and unconditionally terminate the Offer.  The termination of the Offer pursuant to clause (i) of the immediately preceding sentence is referred to in this Agreement as the “Offer Termination”, and the date on which the Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date”.  If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 9.1, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer.

Section 2.2	Company Actions.

(a)       Company Determinations, Approvals and Recommendations.  The Company represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein:

(i)            unanimously determined that it is fair and advisable for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

(ii)           unanimously authorized, adopted and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and in accordance with the requirements of the DGCL;

(iii)          unanimously adopted a resolution for the purpose of causing any “moratorium”, “control share acquisition”, “fair price”, “interested shareholder”, “affiliate transaction”, “business combination” or other antitakeover Laws, including Section 203 of the DGCL, or other similar Law that might otherwise apply to the Offer, the Merger or any of the other transactions contemplated hereby, and any restrictive provision in the Company Certificate of Incorporation, the Company By-laws or comparable organizational documents of any Company Subsidiary (collectively, “Takeover Provisions”), not to apply or to have been satisfied with respect to (x) Parent, Merger Sub or any other Subsidiary of Parent with respect to the transactions contemplated by this Agreement, and (y) the Offer, the Merger, or any other transaction contemplated by this Agreement or the Support Agreements; and

(iv)          unanimously resolved to recommend that the holders of Company Common Stock (including the Support Shares) accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the DGCL, approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger (the “Company Board Recommendation”), which recommendation constitutes an irrevocable recommendation of the Company Board for purposes of any Takeover Provision; provided, however, that such recommendation was made subject to the understanding that it may be withheld, withdrawn, amended or modified in compliance (but only in compliance) with the terms of Section 7.5(e).

The Company hereby consents to the inclusion of the foregoing determinations, approvals and recommendations in the Offer Documents.

(b)       Schedule 14D-9.  On the date that Parent and Merger Sub file the Offer Documents pursuant to Section 2.1(g), the Company shall (i) file with the SEC and any other applicable Governmental Entity a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders with the mailing of the Offer Documents to the Company Stockholders.  If mailed along with the Other Documents, the expense of mailing shall be borne by Parent in connection with its distribution of such Other Documents.  Subject to the provisions of Section 7.5(e), the Schedule 14D-9 shall include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a), including the Company Board Recommendation.  The Company shall also include in the Schedule 14D-9, and represents that it has obtained or will obtain all necessary consents of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof and the analyses provided to the Company Board in connection therewith.  Each of Parent and Merger Sub shall promptly furnish to the Company upon request all information concerning Parent and Merger Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9.  The Company shall use reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other applicable securities laws.  Parent and Purchaser hereby further agree that the Schedule 14D-9, when filed with the SEC and on the date first published, sent or given to the holders of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Schedule 14D-9.  Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect.  The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and any other applicable Governmental Entity and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws.  The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendments or supplements thereto) to the filing thereof with the SEC and mailing thereof.  The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff to the extent reasonable, appropriate and practicable.  The Company shall provide in writing to Parent, Merger Sub and their counsel any written or oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff to the extent reasonable, appropriate and practicable.

(c)       Company Information.  In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent at Parent’s cost and expense with such information as Parent or its Representatives may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Common Stock, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Common Stock, and lists of security positions of Company Common Stock held in stock depositories (including updated lists of shareholders, mailing labels, listings or files of securities positions).  Subject to any and all applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub shall (and shall cause their respective officers, directors, agents, representatives, employees, attorneys, accountants and other advisors to):

(i)            use such information only in connection with the Offer and the Merger;

(ii)           use such information only for the purposes contemplated by this Agreement; and

(iii)          if (A) this Agreement shall be terminated pursuant to Section 9.1 hereof and/or (B) Parent and Merger Sub shall irrevocably withdraw the Offer, deliver to the Company or destroy (and shall use their respective reasonable efforts to cause their agents to deliver to the Company or destroy) any and all copies and any extracts or summaries from such information then in their possession or control.

Section 2.3	Top-Up Option.

(a)       Top-Up Option.  The Company hereby grants to Parent and Merger Sub an irrevocable option (the “Top-Up Option”) to purchase from the Company up to the number of newly-issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Merger Sub at the time of exercise of the Top-Up Option, constitutes one share more than ninety percent (90%) of the sum of (x) the number of shares of Company Common Stock outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option plus (y) all shares of Company Common Stock which the Company may be required to issue on or prior to the Closing as a result of the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of Company Options and other derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Company Common Stock (including any shares of Company Preferred Stock remaining outstanding), regardless of the conversion or exercise price or other terms and conditions thereof, or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under the Company Certificate of Incorporation but that are not issued and outstanding (and are not subscribed for or committed to be issued) at the time of exercise of the Top-Up Option.

(b)       Exercise and Payment.  The Top-Up Option may be exercised by Parent or Merger Sub, on only one occasion, in whole or in part, at any time at or after the Acceptance Time and prior to the earlier of the termination of this Agreement pursuant to Section 9.2 or the Effective Time.  The aggregate purchase price payable for the Top-Up Shares by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the Offer Price (the “Top-Up Consideration”).  The Top-Up Consideration may be paid by Parent or Merger Sub, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the Top-Up Consideration.  Any such promissory note shall be on the following terms and in a form as provided by Parent and Merger Sub reflecting such terms and no other material terms: (i) the principal amount and accrued interest under the promissory note shall be due and payable on the one-year anniversary of the issue date of the promissory note, (ii) the unpaid principal amount of the promissory note will accrue simple interest at the per annum rate of three percent (3.0%), (iii) the promissory note may be prepaid in whole or in part at any time and from time to time prior to the maturity date, without premium or penalty or prior notice, and (iv) the unpaid principal amount and accrued interest under the promissory note shall immediately become due and payable in the event that (x) Parent or Merger Sub fails to make any payment of interest on the promissory note as provided therein and such failure continues for a period of thirty (30) days or (y) Parent or Merger Sub files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors.

(c)       Top-Up Closing.  In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option and (ii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Merger Sub is to take place (the “Top-Up Closing”).  At the Top-Up Closing, Parent or Merger Sub shall cause to be delivered to the Company the Top-Up Consideration and the Company shall cause to be issued to Parent or Merger Sub (as the case may be) a certificate representing the Top-Up Shares.

(d)       Exemption From Registration.  Parent and Merger Sub acknowledge that the Top-Up Shares that Parent or Merger Sub (as the case may be) may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an applicable exemption from registration under the Securities Act.  Each of Parent and Merger Sub hereby represents and warrants to the Company that Parent or Merger Sub (as the case may be) will be, upon the purchase of the Top-Up Shares, an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act).

(e)       No Effect on Appraisal Rights.  Neither any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares or any effect of any promissory note delivered by Parent or Merger Sub to the Company as the Top-Up Consideration shall be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 of the DGCL as contemplated by Section 4.3.

Section 2.4	Company Board of Directors and Committees.

(a)       Composition of Company Board and Board Committees.  Effective upon the initial acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.4(a)) and from time to time thereafter, Parent shall be entitled to designate such number of members of the Company Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.4) and (y) a fraction, the numerator of which is the number of shares of Company Common Stock held by Parent and Merger Sub (giving effect to the shares of Company Common Stock accepted for payment or purchased pursuant to the Offer and, if the Top-Up Option is exercised, the shares of Company Common Stock purchased upon the exercise of the Top-Up Option), and the denominator of which is the total number of then outstanding shares of Company Common Stock (not determined on a diluted basis).  Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any election or appointment pursuant to this Section 2.4, including (at the election of Parent) (x) subject to the Company Certificate of Incorporation, increasing the size of the Company Board, and (y) obtaining the resignation (or accepting any previously delivered resignation) of such number of its incumbent directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act) (the date on which the majority of the Company’s directors are designees of Parent that have been effectively elected or appointed to the Company Board in accordance herewith, the “Board Appointment Date”).  The Company shall use its reasonable best efforts to cause the Board Appointment Date to be the same day as the Acceptance Time.  From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Laws and the rules of the NASDAQ and the Company shall take all action requested by Parent necessary to effect any such election or appointment.  Solely for purposes of this Section 2.4, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointments by Parent shall be referred to as “Continuing Directors”.

(b)       Continued Listing.  In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.4(a), until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules of NASDAQ or the federal securities Laws who are considered independent directors within the meaning of such Laws (“Independent Directors”); provided, however, that after the Acceptance Time, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” pursuant to Rule 5615(c) of the NASDAQ rules and make all necessary filings and disclosures associated with such status; provided, further, that in the event the number of Independent Directors shall be reduced below the number of directors as may be required by such Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of NASDAQ or the federal securities Laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(c)       Section 14(f) of the Exchange Act.  The Company’s obligation to appoint Parent’s designees to the Company Board pursuant to Section 2.4(a) hereof shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all action required pursuant to this Section 2.4 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.4.  Parent shall provide to the Company in writing, and be responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

(d)       Required Approvals of Continuing Directors.  In the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 2.4(a) and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to, prior to the Effective Time, (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive any of the Company’s rights under this Agreement, (iv) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger, or (v) amend or modify the Company’s Certificate of Incorporation or bylaws.

(e)       Non-Exclusive Rights as Stockholder.  The rights of Parent pursuant to this Section 2.4 are in addition to, and shall not limit, any right that Parent, Merger Sub or any Affiliate of Parent or Merger Sub may have (with respect to the election of directors or otherwise) under applicable Law, the Company Certificate of Incorporation or otherwise as a holder or beneficial owner of shares of Company Common Stock.

ARTICLE III
THE MERGER

Section 3.1       The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 3.2        Closing.  Upon the terms and subject to satisfaction or waiver of the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, at 10:00 a.m., New York City time, no later than the second Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are not to be satisfied at the Closing but subject to the satisfaction or waiver thereof at the Closing) or at such other place, time and/or date as the Parties may otherwise agree.  The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 3.3        Effective Time.  Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, the Parties shall file a certificate of merger or certificate of ownership and merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL.  The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 3.4        Effect of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 3.5        Certificate of Incorporation; By-laws.

(a)       At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in its entirety to read as set forth in Exhibit B hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)       At the Effective Time, the by-laws of the Company as in effect immediately prior to the Effective Time shall be shall be amended in its entirety to read as set forth in Exhibit C hereto, and as so amended shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 3.6        Directors and Officers.

(a)       The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)       The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 3.7        Taking of Necessary Action.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest with the Surviving Corporation the full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub and the Surviving Corporation.

ARTICLE IV
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 4.1        Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective stockholders, the following shall occur:

(a)       Conversion Generally.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock to be cancelled pursuant to Section 4.1(b), (ii) any shares of Company Common Stock owned by any Company Subsidiary or any Subsidiary of Parent, and (iii) Appraisal Shares) shall be converted, subject to Section 4.2(d), into the right to receive an amount in cash equal to the Offer Price, payable to the holder thereof, without interest (the “Merger Consideration”).  At the Effective Time, all such shares of Company Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent only the right to receive the Merger Consideration therefor.

(b)       Cancellation of Certain Shares.  Each share of Company Common Stock held by Parent, Merger Sub, any other Subsidiary of Parent, any Company Subsidiary or in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c)       Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)       Company Preferred Stock.  All shares of Company Preferred Stock shall have been converted into shares of Company Common Stock prior to the Effective Time pursuant to the Support Agreements.  If for any reason any shares of Company Preferred Stock shall be issued and outstanding immediately prior to the Effective Time, such shares shall be converted into the right to receive the consideration contemplated to be received by the Certificate of Designation therefor, and all such consideration shall be deemed “Merger Consideration” hereunder be full satisfaction for the shares of Company Preferred Stock as are applicable to shares of Company Common Stock hereunder.

(e)       Change in Shares.  Without duplication to the effects of Section 2.1(c), the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring or with a record date on or after the date hereof and prior to the Effective Time; provided that nothing in this Section 4.1(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 4.2        Exchange of Certificates.

(a)       Paying Agent.  Prior to the Closing Date, Parent shall designate a paying agent for the Merger who is reasonably acceptable to the Company (the “Paying Agent”).  Prior to the Effective Time or as reasonably necessary thereafter, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time for exchange in accordance with this Article IV through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration payable in connection with the Merger (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 4.1 in exchange for outstanding shares of Company Common Stock.  The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Section 4.1 out of the Exchange Fund.  The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Section 4.1 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent.  The Exchange Fund shall not be used for any other purpose than as contemplated by this Agreement.

(b)       Exchange Procedures.  As promptly as reasonably practicable following the Effective Time (but in no event later than ten (10) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”, it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Section 4.1 (i) a letter of transmittal in customary form and with such other provisions as Parent may determine (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates.  In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 4.3.

(c)        Further Rights in Capital Stock.  All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(d)       Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

(e)       Unclaimed Amounts.  None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.  Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)        Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

(g)       No Further Dividends.  No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

(h)       Withholding.  Any of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 4.3        Appraisal Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL.  At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 4.1(a), without any interest thereon.  The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or threats thereof, withdrawals or attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 4.4        Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the items contemplated by this Article IV) and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding immediately prior to the Effective Time on the records of the Company.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law.

Section 4.5        Company Options.

(a)       As soon as reasonably practicable following the date of this Agreement, and in any event prior to the expiration of the Offer, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that, at the Effective Time (the “Acceleration Time”) each unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Acceleration Time shall become fully vested and be cancelled, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) the Offer Price over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option which shall not theretofore have been exercised; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Offer Price, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.  The Surviving Corporation or the Company, as applicable, shall pay the holders of such cancelled Company Stock Options the cash payments described in this Section 4.5 on or as soon as reasonably practicable after the date on which the Acceptance Time occurs, but in any event within ten (10) Business Days thereafter.

(b)       Withholding.  All amounts payable under this Section 4.5 shall be reduced by amounts as are required to be withheld or deducted under the Code or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding or deduction was made.

(c)       Necessary Action.  The Company Board (or the appropriate committee thereof) shall take the actions necessary to effectuate the foregoing provisions of this Section 4.5.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article V, except (a) as set forth in the reports and statements and other documents filed by the Company with the SEC pursuant to the Exchange Act (other than any disclosures set forth under the caption “Risk Factors” or to the extent such disclosures are cautionary, predictive or forward-looking in nature), in each case since December 31, 2008, but prior to the date of this Agreement (the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report shall be deemed to be disclosed as an exception to any section of this Agreement only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that such disclosure is applicable to such section of this Agreement); provided, however, that this clause (a) shall not qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.8, Section 5.10, Section 5.13, Section 5.15, Section 5.22 and Sections 5.26 through 5.29 (inclusive) or (b) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1       Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each Subsidiary of the Company (each, a “Company Subsidiary”) is duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be so organized, existing and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole.  Section 5.1 of the Company Disclosure Schedule contains a correct and complete list of all of the Company Subsidiaries, the jurisdiction of their respective incorporation or organization, as the case may be, the ownership interest of the Company in each Company Subsidiary, and the ownership interest of any other Person or Persons in each Company Subsidiary.  Each of the Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole.  The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole.  The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and each Company Subsidiary, each as amended to date, and each as so delivered is in full force and effect.  Neither the Company nor any Company Subsidiary is in violation of its organizational or governing documents.  Notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy laws or similar state or federal law, become insolvent or become subject to conservatorship or receivership.

Section 5.2        Authority.

(a)       The Company has all necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary Company Stockholder Approval (if required by applicable Law to consummate the Merger), to perform its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL and any necessary Company Stockholder Approval (if required by applicable Law to consummate the Merger).  This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights (the “Bankruptcy Exception”).

(b)       Other than in connection or in compliance with (i) the Company Shareholder Approval required under the DGCL, (ii) the Exchange Act, (iii) the HSR Act or other applicable Antitrust Laws, and (iv) the approvals set forth in Section 5.2(b) of the Company Disclosure Schedule, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary under applicable Law, for the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(c)       On or prior to the date of this Agreement, the Company Board (i) has unanimously determined that each of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to, and in the best interest of, the Company and the Company Stockholders, (ii) has unanimously authorized, adopted and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and in accordance with the DGCL, (iii) has unanimously resolved to recommend that the Company Stockholders accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the DGCL, approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iv) has made all other findings contemplated by Section 2.2(a).  None of the actions by the Company Board set forth in this Section 5.2(c), subject to Section 7.5(e), has been subsequently withdrawn or modified in a manner adverse to Parent.

(d)       As of the date hereof, the Company has been advised by each of its directors who holds shares of Company Common Stock that such director intends to tender his or her shares of Company Common Stock to Merger Sub pursuant to the Offer.

Section 5.3        No Conflict; Required Filings and Consents.

(a)       The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby will not, (i) assuming the Company Stockholder Approval is obtained or not required, conflict with or violate any provision of the Company Certificate of Incorporation or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 5.3(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 5.3(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole.

(b)       The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, the DGCL or the rules and regulations of the NASDAQ, (ii) for the Required Antitrust Approvals, (iii) for the filing and recordation of the Certificate of Merger as required by the DGCL, or (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole.

Section 5.4        Capitalization.

(a)       The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 4,900,000 shares of Company Preferred Stock.  As of October 4, 2011, there were (a) 5,811,838 shares of Company Common Stock (other than treasury shares) issued and outstanding, (b) 4,188,162 shares of Company Common Stock held in the treasury of the Company, (c) 1,489,875 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (d) no shares of Company Common Stock owned by any Company Subsidiary, and (e) 8,199,292 shares of Company Preferred Stock issued and outstanding, which shares of Company Preferred Stock are convertible into 1,639,858 shares of Company Common Stock as of October 4, 2011 and, assuming they remain outstanding as of November 14, 2011 and dividends remain unpaid through such date, will be convertible into 1,650,850 shares of Company Common Stock as of such date.  All of the outstanding shares of capital stock of the Company are, and all such shares that may be issued prior to the Effective Time (including any shares that may be issued upon Parent or Merger Sub’s exercise of the Top-Up Option) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights.  All shares of Company Common Stock issuable upon exercise or settlement of Company Options or shares of Company Preferred Stock have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Company Stock Plan, will be duly authorized, validly issued and fully paid and nonassessable.

(b)       Except as set forth in Section 5.4(a), Section 5.4(d) of the Company Disclosure Schedule and the Top-Up Option, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company.  Except as set forth in Section 5.4(a), there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company.  Except as set forth in Section 5.4(b) of the Company Disclosure Schedule, since October 4, 2011, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company, except for issuances pursuant to exercise or settlement of Company Options outstanding on the date hereof in accordance with the terms of such Company Options as of the date hereof.  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company Stockholders may vote.

(c)       Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens.  Except as set forth in Section 5.4(c) of the Company Disclosure Schedule and the Top-Up Option, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any Equity Interest or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.  The Company does not have any stockholder rights plan in effect.

(d)       Section 5.4(d) of the Company Disclosure Schedule sets forth the following information with respect to each outstanding Company Option: (i) the particular equity plan pursuant to which such Company Option was granted; (ii) the name or identification number of the holder; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) whether the Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code; (vii) the expiration date; (viii) the status of the holder of the Company Option as either an employee, consultant, director or former service provider; and (ix) whether any circumstances exist with respect to such Company Option (and if so, a description of such circumstances) that would require its material terms to be amended in order to be exempt from the provisions of Section 409A of the Code; provided, however, that with respect to service providers located in any jurisdiction in which the disclosure of such information conflicts with the data privacy Laws of such jurisdiction, the information required to be provided under this sentence which would result in such a conflict may be withheld.  Accordingly, if a jurisdiction would require prior notifications to or consent of the individual service provider concerning such disclosure of personally-identifiable information, then the disclosure required shall not include the service provider’s name.  The Company has provided Parent with accurate and complete copies of all equity compensation plans, written consents and board resolutions pursuant to which the Company has ever granted stock options, stock purchase rights, or other forms of equity compensation awards, and the forms of all agreements evidencing such awards.

(e)       Section 5.4(e) of the Company Disclosure Schedule sets forth the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) (collectively, the “Investments”).  All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens.  Except for the capital stock and other ownership interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(f)        Neither the Company nor any of the Company Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such commitment, arrangement or agreement in the ordinary course of business consistent with past practice with respect to wholly owned Subsidiaries of the Company.  There are no shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any Company Subsidiary or preemptive rights with respect thereto.

(g)       The one-for-five reverse stock split of the capital stock of the Company (the “Reverse Stock Split”) was completed by the Company on March 17, 2011.  The Reverse Stock Split was effected in compliance with all Laws, including the DGCL, the Securities Act and the Exchange Act.  No further action is required to implement or effect the Reverse Stock Split.  As a result of the Reverse Stock Split, all per share amounts in applicable Equity Securities (including Company Stock Options) have been automatically adjusted to reflect the effects of such Reverse Stock Split.  Unless otherwise stated, all share amounts set forth in this Agreement reflect the amounts as adjusted by the Reverse Stock Split.

Section 5.5        SEC Filings; Financial Statements.

(a)       Company SEC Filings.  The Company has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2008 (the forms, documents, statements and reports filed with the SEC since such date, including any amendments thereto, collectively, the “Company SEC Filings”).  Each Company SEC Filing (i) as of its date, or if amended, as of the date of the last such amendment prior to the date hereof, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, each as in effect on the date the relevant Company SEC Filing was filed, and (ii) except to the extent that information in any Company SEC Filing has been revised or superseded by a subsequent Company SEC Filing prior to the date hereof, did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.  The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, occurring since December 31, 2008 and prior to the date hereof.  As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings.  To the Knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)       Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, would not be material).  The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with GAAP.  The Company has not received any written advice or written notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and the Company Subsidiaries, any properties, assets, liabilities, revenues or expenses in any material respect.

(c)       Internal Controls.

(i)            The Company and the Company Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act).  Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  Since December 31, 2008, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since December 31, 2008.

(ii)           The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer as appropriate to allow timely decisions  regarding required disclosure under the Exchange Act.

(iii)          Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.  There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 5.6        No Undisclosed Liabilities.  None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for liabilities or obligations (i) that were incurred after December 31, 2010 in the ordinary course of business consistent with past practice, (ii) that were set forth on the Company’s consolidated balance sheet (or the notes thereto) for the fiscal year ended December 31, 2010 included in the Company Financial Statements in the Company SEC filings prior to the date hereof, (iii) which, individually or in the aggregate, are not material to the Company and the Company Subsidiaries taken as a whole, or (iv) that were incurred in order to give effect to the transactions contemplated by this Agreement.  Neither the Company nor any Company Subsidiary has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

Section 5.7        Absence of Certain Changes or Events.  Except as otherwise required or contemplated by this Agreement, (i) since December 31, 2010 and through the date hereof, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, (ii) since December 31, 2010, there has not been any Company Material Adverse Effect, and (iii) since December 31, 2010 and through the date hereof, neither the Company nor any Company Subsidiary has taken any action prior to the date hereof that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 7.1(a).

Section 5.8        Company Plans; Employees and Employment Practices.

(a)       Section 5.8(a) of the Company Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all medical, dental, life insurance, equity (including the Company Stock Plans), bonus or other cash or equity-based incentive compensation, disability, salary continuation, severance, retention, change in control or other transaction bonus, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other plans, offer letters, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, any Company Subsidiary or any entity that would be deemed a “single employer” with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) on behalf of any employee, officer, director, shareholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries, or (ii) with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has or has had any obligation on behalf of any such employee, officer, director, shareholder or other service provider or beneficiary (each a “Company Plan,” and collectively, the “Company Plans”).

(b)       The Company has made available to Parent: (i) copies of all material documents setting forth the terms of each Company Plan, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Plan, (iii) the most recent actuarial reports (if applicable) for all Company Plans, (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Plan, (v) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts relating to each Company Plan, (vi) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code, and (vii) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c)       None of the Company, any Company Subsidiary, any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(d)       Each Company Plan intended to qualify under Section 401(a) of the Code is qualified and either has received a determination letter from the IRS upon which it may rely regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor, and nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any material penalty or Tax liability.

(e)       No proceeding, audit or investigation has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated against any of the Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any ERISA Affiliate, any employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired), fiduciary thereof, or any of the assets of any trust of any of the Company Plans.  Each Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA, the Code and the applicable Laws of any foreign jurisdiction.

(f)        No Company Plan that is a group health plan is wholly or partially self-insured.  No Company Plan provides post-retirement health and welfare benefits to any current or former director, officer or employee of the Company or any Company Subsidiary, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.  Each Company Plan may be amended or terminated without material liability (other than for benefits accrued through the date of such action).

(g)       The consummation of the transactions contemplated by this Agreement alone (including the Offer and/or the Merger), or in combination with any other event including a termination of the service relationship with any employee, officer, director, shareholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired), will not give rise to any liability under any Company Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, shareholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired).  No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director, shareholder or other service provider of the Company or any Company Subsidiary under any Company Plan or otherwise would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.  Neither the Company nor any Company Subsidiary has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code or any other employment-related Taxes.  The Company has provided the following to Parent:  (i) the preliminary estimated maximum amount that could be paid to each “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G–1) in connection with the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Plans currently in effect, assuming that the individual’s employment with the Company or the Company Subsidiaries is terminated immediately following either the Acceptance Time and/or the Effective Time, (ii) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual, and (iii) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.  Within fifteen (15) Business Days following the date of this Agreement, the Company will provide final estimates of the aforementioned information to Parent.

(h)       None of the Company, any Company Subsidiary or any employee, officer, director, shareholder or other service provider of the Company or any Company Subsidiary has made any promises or commitments, whether legally binding or not, to create any additional Company Plan, agreement or arrangement, or to modify or change in any material way any existing Company Plan.

(i)        (i) Each Company Option has an exercise price at least equal to the fair market value of Company Common Stock within the meaning of Section 409A of the Code on a date no earlier than the date of the corporate action authorizing the grant of such Company Option, (ii) no Company Option has had its exercise date or grant date delayed or “back-dated,” and (iii) all Company Options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP.  Section 5.8(i) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Common Stock issued to date under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding Company Options, Company Stock Units and other equity awards and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan.

(j)        With respect to each of the Company Plans: (i) all payments required by each Company Plan, any collective bargaining agreement or other agreement, or by Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or any Company Subsidiary in accordance with the provisions of each of the Company Plans, applicable Law and GAAP or other applicable financial or accounting requirement; (ii) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Company Plans; (iii) no Company Plan is under, and neither the Company nor any Company Subsidiary has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty; and (iv) with respect to each Company Plan that is funded mostly or partially through an insurance policy, none of the Company, its Subsidiaries or any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time.

(k)       No Company Plan is mandated by a government other than the United States or is subject to the Laws of a jurisdiction outside of the United States.

(l)        Neither the Company nor any Company Subsidiary has unfunded liabilities pursuant to any Company Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan (as defined under Section 409A(d)(1) of the Code) or an excess benefit plan.  Each Company Plan that is a “nonqualified deferred compensation plan” has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning on January 1, 2005 through the date hereof.

(m)      Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company, any Company Subsidiary or such Company Plan as a result thereof (other than for accrued benefits (including any benefits protected under Section 411(d) of the Code) and reasonable administrative expenses and routine claims for such benefits).

Section 5.9        Labor and Employment Matters.  Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other relationship with any labor union, works council, employee representative, or other organization representing, purporting to represent or attempting to represent any employee of the Company or any Company Subsidiary.  There is no ongoing strike, slowdown, picketing, work stoppage, walkout, concerted refusal to work overtime, or other material labor dispute, and since December 31, 2008, no such dispute has occurred, been threatened, or, to the Knowledge of the Company, is anticipated with respect to any employee (or employee representative) of the Company or any Company Subsidiary.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole, (i) there are no labor disputes currently subject to any grievance procedure or arbitration under any collective bargaining agreement, and (ii) to Knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any other restrictive covenant or legal obligation to a former employer relating to the right of any such employee to be employed by or to perform currently-assigned or reasonably-anticipated duties for the Company or any Company Subsidiary or relating to the use of trade secrets or proprietary information of others.  Within the past six (6) months, neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated union representation demands, petitions, or elections with respect to any employee of the Company or any Company Subsidiaries.  To the Knowledge of the Company, there are no other ongoing or threatened union organization activities with respect to any such employee and no such union organization activities have occurred since December 31, 2008.  The Company and the Company Subsidiaries are, and since December 31, 2008 have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, including provisions thereof relating to workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or any similar or related Law (the “WARN Act”), and the withholding and payment of social security and other employment-related Taxes.  Section 5.9 of the Company Disclosure Schedule contains a complete and correct list by name, date, site of employment, and reason for termination of those individuals terminated by the Company or any Company Subsidiary during the 90-day period prior to the date of this Agreement.  Neither the Company nor any Company Subsidiary is required to have, and does not have, any affirmative action plans or programs.  There are no pending, or to the Knowledge of the Company, threatened material Actions against the Company or any Company Subsidiary by any current or former director, officer, employee or contractor relating to employment matters at the Company or any Company Subsidiary.

Section 5.10      Contracts; Indebtedness.

(a)       Neither the Company nor any Company Subsidiary is a party to or bound by, or otherwise has any actual or potential liability or responsibility under, any Contract that:

(i)            as of the date hereof, is or would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) or disclosed by the Company on a Current Report on Form 8-K;

(ii)           would prohibit or materially delay the consummation of the Offer, the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(iii)          relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture or any obligation of more than $500,000 in the aggregate;

(iv)          prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by the Company or any Company Subsidiary;

(v)           requires or is reasonably likely to require either (x) annual payments from Third Parties to the Company and the Company Subsidiaries of at least $500,000 in the aggregate or (y) annual payments from the Company and Company Subsidiaries to Third Parties of at least $500,000 in the aggregate;

(vi)          relates to arrangements with any customer or supplier set forth on, or required to be set forth on, Section 5.22 of the Company Disclosure Schedule;

(vii)         relates to any acquisition of any Person, business or significant assets by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations;

(viii)        involves any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) shareholders of the Company or any of their Affiliates (other than the Company or any Company Subsidiary) or immediate family members;

(ix)           contains any covenant that (w) limits in any material respect the ability of the Company or any Company Subsidiary (or, after the Acceptance Time, Parent, the Surviving Corporation, or their respective Subsidiaries) to engage in any line of business or to compete with any Person or operate at any location, (x) could require the disposition of any material assets or line of business of the Company or any Company Subsidiary (or, after the Acceptance Time, Parent, the Surviving Corporation, or their respective Subsidiaries), (y) prohibits or limits in any material respect the right of the Company or any of its Subsidiaries to make, sell, supply, market, distribute or commercialize any products or services or use, transfer, license, distribute, enforce or dispose of any of their respective Intellectual Property rights, or (z) otherwise purports to bind non-controlled Affiliates (or would, after the Acceptance Time or Closing, purport to bind Parent or any of its Subsidiaries other than the Company and the Company Subsidiaries);

(x)           contains any covenant (w) providing for the Company or any Company Subsidiary to be the exclusive, preferred or sole source provider of any product or service to any Third Parties or that otherwise involves the granting by any Third Party to the Company or any Company Subsidiary of exclusive or preferred rights of any kind, (x) providing for any Third Party to be the exclusive, preferred or sole source provider of any product or service to the Company or any Company Subsidiary or that otherwise involves the granting by the Company or any Company Subsidiary to any Third Party of exclusive or preferred rights, (y) granting to any Third Party a right of first refusal or right of first offer on the sale of any part of its assets or business, or (z) granting to any Third Party “most favored nation” status that, following the consummation of the Offer and/or the Merger, would apply to or be affected by actions taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates;

(xi)           requires the Company or any Company Subsidiary to sell an unlimited amount of product or purchase a fixed minimum amount of product in excess of $300,000 per year in the aggregate from any Third Party for a fixed term of a minimum of one (1) year;

(xii)          is a material Contract and contains “change of control” or similar restriction;

(xiii)         contains a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(xiv)        provides for the (A) grant of a license or any other right, or a covenant not to sue, with respect to any Intellectual Property rights owned or used or held for use by the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party (other than (x) commercially available unmodified off-the-shelf Software, and (y) non-exclusive, royalty-free form licenses granted by the Company or any Company Subsidiary in its customer and reseller agreements entered into with customers and resellers (including OEMs) in the ordinary course of business consistent with past practice), or (B) joint or other development of any material Intellectual Property with, for or on behalf of the Company or any Company Subsidiary;

(xv)         provides for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries or (y) entered into in the ordinary course of business;

(xvi)        contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $250,000;

(xvii)       is a collective bargaining agreement;

(xviii)      is (x) a settlement or conciliation agreement (A) with any Governmental Entity, or (B) which would require the Company or any Company Subsidiary to pay consideration of more than $250,000 after the date of this Agreement, or (y) a Government Contract that is currently active in performance and which has a total projected contract value in excess of $250,000; or

(xix)         any material oral Contract (including a summary of the terms thereof).

Each Contract of the type described in this Section 5.10(a) or set forth on, or required to be set forth on, Section 5.8, Section 5.11(a) or Section 5.14 of the Company Disclosure Schedule is referred to herein as a “Company Material Contract.”

(b)       Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy Exception, (ii) to the Knowledge of the Company, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy Exception, (iii) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty, is in breach or violation of, or default under, any Company Material Contract, (iv) neither the Company nor any Company Subsidiary has received any written claim of default under any Company Material Contract, (v) to the Knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both), and (vi) the Company has not received any written notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such Third Party intends to terminate or fail to renew upon expiration any Company Material Contract or is seeking the renegotiation thereof or substitute performance thereunder.  Complete and correct copies of all Company Material Contracts (including all amendments and modifications thereto) have been either publicly filed with the SEC or made available to Parent by the Company prior to the date hereof.

(c)       Section 5.10(c) of the Company Disclosure Schedule sets forth (i) a list of any agreement, instrument or other obligation pursuant to which any indebtedness for borrowed money of the Company or any Company Subsidiary in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement, and (iii) a list of any agreements that relate to guarantees by the Company or any Company Subsidiary of indebtedness of any other Person in excess of $250,000.

Section 5.11      Government Contracts, Grants and Subsidies.

(a)       Section 5.11(a) of the Company Disclosure Schedule sets forth a current, complete and accurate list of all of Government Contracts (except for task orders and blanket purchasing agreements pursuant to current Government Contracts) that are currently active in performance with total projected contract value in excess of $250,000.  The Company has delivered or made available to Parent and Merger Sub complete and correct copies of those Government Contracts listed on Section 5.11(a) of the Company Disclosure Schedule.

(b)       With respect to each Government Contract, except for matters, individually or in the aggregate, that would not be and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) the Company has complied with all terms and conditions and all applicable Laws; (ii) all invoices and claims for payment were current, accurate and complete in all material respects as of their respective submission dates; (iii) no written notice has been received by the Company (and, to the Knowledge of the Company, no notice has been threatened) alleging that the Company or any Company Subsidiary, is in breach or violation in any material respect of any applicable Law or contractual requirement; (iv) no written notice of termination, cure notice or show-cause notice has been received by the Company or any Company Subsidiary; and (v) no Action is pending or has been threatened (including any qui tam suit under 31 U.S.C. 3729), against the Company or any Company Subsidiary.

(c)       Neither the Company or any Company Subsidiary nor, to the Knowledge of the Company, any of their respective shareholders, officers, or directors is or within the past three (3) years has been excluded from participation in the award of a Government Contract, nor is there any pending debarment, suspension or exclusion proceeding that has been initiated against the Company or any Company Subsidiary, or any of their respective predecessors, shareholders, officers or directors.

(d)       Section 5.11(d) of the Company Disclosure Schedule provides a complete list, as of the date hereof, of all pending and outstanding grants, incentives, exemptions and subsidies (collectively, “Grants”) from any Governmental Entity granted to the Company or any Company Subsidiary.  Section 5.11(d) of the Company Disclosure Schedule lists, as of the date hereof:  (a) the aggregate amount of each Grant; and (b) a summary of the terms of such Grant (including ongoing obligations of the Company or any Company Subsidiary or any continuing rights of any Governmental Entity thereunder).  The Company has made available to Parent correct and complete copies of all documents evidencing Grants submitted by the Company or any Company Subsidiary and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to the Company or any Company Subsidiary, and all material correspondence related thereto.  The Company and the Company Subsidiaries are, and since December 31, 2008 have been, in compliance, in all material respects, with the terms and conditions of all Grants and all cost reports submitted for the Grants were current, accurate and complete in all material respects as of their respective submission dates.  To the Knowledge of the Company, there are no events or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants.

Section 5.12      Absence of Certain Business Practices.  Neither the Company, any Company Subsidiary, nor any of its or their Representatives, has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.  During the last three (3) years, neither the Company nor any Company Subsidiary has received any communication that alleges that the Company or any Company Subsidiary, or any Representative thereof is, or may be, in material violation of, or has, or may have, any material liability under, any Custom and International Trade Laws which has not been resolved.

Section 5.13      Intellectual Property.

(a)       Section 5.13(a)(I) of the Company Disclosure Schedule sets forth a correct and complete list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, (iv) Internet domain name registrations, and (v) material Software (other than commercially available unmodified off-the-shelf Software), in each case, that are owned by or exclusively licensed by the Company or a Company Subsidiary (and specifies for each, as applicable, the owner(s), the application, patent or registration number and the jurisdiction, and if not owned by the Company or a Company Subsidiary, the agreement pursuant to which the Company or a Company Subsidiary has the right to use such Intellectual Property.  Section 5.13(a)(II) of the Company Disclosure Schedule sets forth a correct and complete list of all Intellectual Property listed in Section 5.13(a)(I) of the Company Disclosure Schedule that is owned by the Company or a Company Subsidiary jointly with any other Person (collectively, and together with all other Intellectual Property that is owned by the Company or any Company Subsidiary jointly with any other Person, the “Jointly Owned IP”) (and specifies for each, as applicable, the joint owner(s), the application, patent or registration number and the jurisdiction, and the agreement pursuant to which the Company or a Company Subsidiary has joint ownership of such Intellectual Property).  Except as set forth in Section 5.13(a)(III) of the Company Disclosure Schedule, the Company’s or any Company Subsidiary’s rights in any Jointly Owned IP is, or will be immediately after the Acceptance Time and/or Effective Time, fully and freely assignable, transferable, licensable, commercializable and disposable by, as applicable, the Company or such Company Subsidiary (and their respective successors and assigns), and (subject to any written license agreement pursuant to which the Company or any Company Subsidiary is a party thereto that has previously been granted prior to the date hereof (or as permitted hereunder pursuant to Section 7.1(a)(x)) and set forth in (or exempted from) Section 5.13(a)(II) of the Company Disclosure Schedule) free and clear of any and all Liens, licenses, restrictions and any other limitations and any obligations (including any obligations to make any payments, consult with or seek any consents from any Person, provide any notices or have any obligation to account to any Person whether as a result of applicable Law, Contract or otherwise).

(b)       The Company and the Company Subsidiaries solely own (or, with respect, to the Jointly Owned IP set forth in Section 5.13(a)(II) of the Company Disclosure Schedule, jointly owns) free and clear of all Liens or possess valid and enforceable rights to use pursuant to a valid and enforceable license agreement all Intellectual Property necessary for, or used or held for use in, the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted (collectively, the “Company Intellectual Property”), free and clear of all Liens (the foregoing shall not be deemed to cover non-infringement of Intellectual Property, which is covered below in Section 5.13(c)).  All of the material applied for, patented or registered Company Intellectual Property owned by the Company or any Company Subsidiary is valid, subsisting and enforceable (subject, with respect to the validity and enforceability of patents and trademarks (other than trademarks that include “Southwall” as a formative), to the Company’s Knowledge) and in full force and effect and no loss of any such Company Intellectual Property is reasonably foreseeable (except for Intellectual Property expiring at the end of its registered or statutory protection term that cannot be renewed).  Except as set forth in Section 5.13(b)(I) of the Company Disclosure Schedules, no material patent owned by the Company or any Company Subsidiary has expired within the past two (2) years or will expire within the five (5) year period immediately after the Acceptance Time and/or Effective Time.

(c)       Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any Company Subsidiary has received any written notice (or, to the Knowledge of the Company, any other notice) of any claim during the past three (3) years, that it is infringing, misappropriating or otherwise conflicting with, any Intellectual Property right of any Third Party in connection with the operation of their business and the conduct of the respective businesses of the Company and the Company Subsidiaries has not infringed, misappropriated or otherwise conflicted with the Intellectual Property of any Third Parties, and (ii) neither the Company nor any Company Subsidiary has received any written notice (nor, to the Knowledge of the Company, any other notice) or claim during the past three (3) years challenging the ownership, use, validity, patentability, registrability or enforceability of any Company Intellectual Property, and (iii) to the Company’s Knowledge, no Third Party is currently infringing, misappropriating or otherwise conflicting with any Intellectual Property owned by the Company or any Company Subsidiary.  The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any Company Subsidiary in or to any Company Intellectual Property, and all Company Intellectual Property shall be owned or available for use by the Company or a Company Subsidiary immediately after the Acceptance Time and/or Effective Time on terms and conditions identical to those under which the Company or such Company Subsidiary owned or used such Company Intellectual Property immediately prior to the Acceptance Time and/or Effective Time.

(d)       Section 5.13(d) of the Company Disclosure Schedule sets forth, or describes or lists, (A) all Intellectual Property listed in Section 5.13(a)(I) of the Company Disclosure Schedule and any other Intellectual Property that was developed through the Company’s or any Company Subsidiary’s use of any (x) grant awarded to the Company or any Company Subsidiary from any Governmental Entity or other Third Party, or (y) facilities, personnel or other resources of any Third Party, and (B) the corresponding Contract and any other Contract relating to the development of any Intellectual Property through the Company’s or any Company Subsidiary’s use of any (x) grant awarded to the Company or any Company Subsidiary from any Governmental Entity or other Third Party funding, or (y) facilities, personnel, or other resources of any Third Party, and, except as specified in Section 5.13(d) or Section 5.13(a)(I) of the Company Disclosure Schedule, any Intellectual Property arising in connection with any such Contract is solely owned by the Company or a Company Subsidiary, is not subject to any Contract with or other binding obligation in favor of any Third Party (including any Governmental Entity) that restricts the ownership, use, exploitation or disposition thereof, and, to the Knowledge of the Company, no other Person has, or has claimed to have, any right, title or interest in or to any such Intellectual Property (other than, for the avoidance of doubt, non-exclusive licenses granted by the Company in the ordinary course of business consistent with past practice) and no activities similar to those described in clauses (x) and (y) above have been conducted, with, by or on behalf of the Company or any Company Subsidiary other than pursuant to a Contract set forth in Section 5.13(d) of the Company Disclosure Schedule.

(e)       The Company and the Company Subsidiaries have each taken reasonable actions common in the industry (i) to maintain, protect and establish its legal right, title and interest in and to each item of Company Intellectual Property owned by them, including with respect to the secrecy, confidentiality and value of its trade secrets and other confidential information (including by (A) executing valid and binding Intellectual Property assignments to ensure the Company or a Company Subsidiary owns any Intellectual Property created or otherwise developed by any of its current or former employees in the course of their services for the Company or Company Subsidiaries, and (B) requiring each employee, contractor, reseller customer and consultant of the Company or any Company Subsidiary and any other Person with access to any trade secrets or other confidential information of the Company or any Company Subsidiary to execute a valid and binding confidentiality and non-disclosure agreement (and, to the Company’s Knowledge, there has not been any breach by any Person of any such agreement)); and (ii) with respect to the security, continuity, sufficiency, scalability, proper operation and integrity of their material Computer Systems and the data and information stored and processed therein and thereby (including guarding against loss and unauthorized access, use, modification, disclosure or misuse thereof) and related hardware and systems.  The Computer Systems owned or used by the Company or the Company Subsidiaries in the current conduct of their businesses are sufficient for the immediate and needs of the Company and the Company Subsidiaries, including as to capacity, scalability, reliability and ability to process current and anticipated peak volumes in a timely manner.  The Company and the Company Subsidiaries have established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of all personally identifiable information relating to individuals in connection with their respective businesses that are consistent and compliant in all material respects with applicable Law relating to privacy and data protection and have complied with all such policies, programs and procedures and their applicable privacy policies and terms of use in all material respects.

Section 5.14      Real Estate.

(a)       Section 5.14(a) of the Company Disclosure Schedule sets forth the address and description of each Owned Real Property.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole, with respect to each Owned Real Property: (i) except as set forth in Section 5.14(a) of the Company Disclosure Schedule, the Company or a Company Subsidiary (as the case may be) has a fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Encumbrances, (ii) except as set forth in Section 5.14(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.  Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)       Section 5.14(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property.  The Company has made available to Parent a complete and correct copy of each Lease.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole, with respect to each of the Leases: (i) such Lease is in full force and effect, (ii) the Company’s or a Company Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease, (iii) neither the Company or any Company Subsidiary nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Lease (beyond applicable notice, grace and/or cure periods), and (iv) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c)       The Owned Real Property identified in Section 5.14(a) of the Company Disclosure Schedule, the Leased Real Property identified in Section 5.14(b) of the Company Disclosure Schedule and the Improvements identified in Section 5.14(d) of the Company Disclosure Schedule (collectively, the “Company Real Property”) comprise all of the real property used or intended to be used in the business of the Company and the Company Subsidiaries.

(d)       Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Company and the Company Subsidiaries.

(e)       There are no properties previously owned, leased or occupied by the Company or any Company Subsidiary (other than solely for general office space).

Section 5.15      Compliance with Laws; Permits.  Except for matters, individually or in the aggregate, that have not had and would not reasonably be expected to have a material impact on the Company and its Subsidiaries, taken as a whole: (i) each of the businesses of the Company or any Company Subsidiary is, and during the preceding three (3) years has been, conducted in compliance with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound, (ii) the Company is in compliance with the applicable listing, corporate governance and other rules and regulations of the NASDAQ, (iii) each of the Company and each Company Subsidiary holds all Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, (iv) the Company and each Company Subsidiary is in compliance with the terms of such Permits, (v) neither the Company nor any Company Subsidiaries has received any written communication during the three (3) years prior to the date hereof from any Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with, or is subject to any liability under, any Permit, Law or Order or relating to the revocation or modification of any Permit, and (vi) neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the properties, assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.  No such Permit shall cease to be effective as a result of the transactions contemplated by this Agreement.

Section 5.16      Compliance with Custom and International Trade Laws.  Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable Customs & International Trade Laws, and at no time during the preceding three (3) years has either the Company or any Company Subsidiary committed any material violation of the Customs & International Trade Laws, and there are no material unresolved questions or claims concerning any liability of the Company and the Company Subsidiaries with respect to any such Laws.

Section 5.17      Litigation.  There is no legal, administrative, arbitral or other suit, claim, action, inquiry mediation, proceeding or investigation of any nature (each an “Action”) pending or, to the Knowledge of the Company, threatened by any Governmental Entity or any Third Person against the Company or any Company Subsidiary or affecting any of their respective assets, or commenced by the Company or any Company Subsidiary, other than such actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole or that would prevent, materially impair or materially delay the ability of the Company to consummate transactions contemplated by this Agreement.  None of the Company or any of the Company Subsidiaries is, and since December 31, 2008 has not been, subject to or bound by any outstanding Order, other than such Orders that, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole.

Section 5.18      Environmental Matters.

(a)       Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole:

(i)            the Company and each Company Subsidiary is and for the past three (3) years, has been in compliance in all material respects with all applicable Environmental Laws;

(ii)           the Company and each Company Subsidiary has obtained, maintains, and is and for the past three (3) years, has been in compliance in all material respects with all Permits required pursuant to Environmental Laws for the conduct of its business and operations and the operation of the Company Real Property;

(iii)          neither the Company nor any Company Subsidiary has received any written notice, claim, report or other information alleging that the Company or any Company Subsidiary is in material violation of any Environmental Laws, or has any material liabilities or potential material liabilities arising under Environmental Laws, including any material liability for personal injury, property damage or natural resource damages;

(iv)          neither the Company nor any Company Subsidiary is subject to any current, or to the extent unresolved, previous material Action or Order relating to any Environmental Laws or any Hazardous Material;

(v)           none of the Company Real Property is subject to a Lien or an activity or use limitation issued pursuant to Environmental Law or relating to any Hazardous Material;

(vi)          neither the Company nor any Company Subsidiary is undertaking or is responsible for, and has not completed, either individually or together with other Person, any investigation or assessment or remedial or response action relating to any actual or threatened material release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to an Order or the requirements of any Environmental Laws;

(vii)         neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to or released any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, so as to have given rise to, or so as would reasonably be expected to give rise to, current or future material liabilities under Environmental Laws for which the Company or Company Subsidiary would be responsible;

(viii)       except for those matters that have been fully resolved without any future or continuing obligation of the Company, neither the Company nor any Company Subsidiary has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any material liability of any other Person relating to Environmental Laws or relating to any Hazardous Material;

(ix)          neither the Company nor any Company Subsidiary has designed, manufactured, sold, marketed, commercialized or distributed any product or item containing asbestos, silica, mercury, or other Hazardous Materials so as to have given rise to or as would reasonably be expected to give rise to material liability under Environmental Laws; and

(x)           no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any Company Subsidiaries or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance in all material respects with Environmental Laws, would reasonably be expected give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws after the Closing Date, or would reasonably be expected to give rise to any other material liabilities pursuant to Environmental Laws, including any relating to onsite or offsite releases or threatened releases of any Hazardous Material, personal injury, property damage or natural resources damage.

(b)       The Company has provided to Parent all environmental reports, assessments, audits, and all other similar documents materially bearing upon environmental, health or safety liabilities, in each case, relating to its affiliates’ or predecessors’ past or current operations or properties, that are in the possession or under the reasonable control of the Company or any Company Subsidiary.

Section 5.19      Taxes.

(a)       All federal income and other material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary for all taxable periods ending on or before the date hereof have been timely filed in accordance with applicable Law (taking into account any extension of time within which to file).  All such Tax Returns are true, correct, and complete in all material respects and were prepared in material compliance with applicable Law.  No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes in such jurisdiction.

(b)       All material Taxes of the Company and each Company Subsidiary due and payable (whether or not shown on any Tax Return) have been timely paid, other than any amount which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP.  The accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of the Company and each Company Subsidiary established in the Company Financial Statements are complete and adequate to cover any liabilities for Taxes that are not yet due and payable.

(c)       No deficiencies for material Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity, and neither the Company nor any Company Subsidiary has received any written notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for Taxes.  As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to any material Taxes.  Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d)       The Company and each Company Subsidiary has duly and timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person.

(e)       There are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Permitted Encumbrances or Taxes not yet due and payable.

(f)        Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since December 31, 2008.

(g)       Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise, or (iii) is, or ever has been, a party to any agreement for the sharing, indemnification, or allocation of Taxes (other than agreements among the Company and any Company Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).

(h)       Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election by the Company or any Company Subsidiary under Section 108(i) of the Code, or (vi) intercompany transaction or excess loss account described in Section 1502 of the Code (or any analogous provision of any Tax Law).

(i)        Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder).

Section 5.20      Product Warranty; Product Liability.

(a)       Since December 31, 2009, neither the Company nor any Company Subsidiary has received any written claim with respect to the respective businesses of the Company and the Company Subsidiaries that remains pending from any customer alleging that any of the products manufactured, sold, leased or delivered by the Company or the Company Subsidiaries has not conformed in all material respects with applicable contractual commitments or express and implied warranties or has requested repair or replacement thereof, in each case, that could reasonably be expected to result in a liability of the Company or any Company Subsidiary in excess of the reserve for such items in the Company Financial Statements.  Section 5.20(a) of the Company Disclosure Schedule sets forth the standard warranty terms of the standard form customer Contract used, as of the date hereof, by the Company and the Company Subsidiaries and any material sales undertakings by the Company and the Company Subsidiaries entered into since December 31, 2009 with terms materially less favorable to the Company or any Company Subsidiary for which the Company or any Company Subsidiary could reasonably have continuing material liability in excess of the reserves for such matters set forth in the Company Financial Statements as of the date hereof.

(b)       To the Knowledge of the Company, neither the Company nor any Company Subsidiary has any notice of, or liability arising out of, any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the businesses of the Company or any Company Subsidiary or any material liability for any recall of any such product.

(c)       Since December 31, 2009, neither the Company nor any Company Subsidiary has had any obligation to recall or reclaim any of the products manufactured, sold, leased or delivered by the Company or the Company Subsidiaries as a result of any defect or other malfunction related to such products, other than returns in the ordinary course of business.

Section 5.21      Insurance.  Section 5.21 of the Company Disclosure Schedule sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any Company Subsidiary.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and all premiums due and payable thereon have been paid; and (b) neither the Company nor any Company Subsidiary is in breach or default of any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

Section 5.22      Customers and Suppliers.  Section 5.22 of the Company Disclosure Schedule lists (i) the ten (10) largest customers (by revenue) of the businesses of the Company and the Company Subsidiaries for the period January 1, 2011 through the date hereof, (ii) the ten (10) largest suppliers (by cost) of the businesses of the Company and the Company Subsidiaries for the period January 1, 2011 through the date hereof and (iii) all sole source suppliers of the businesses of the Company and the Company Subsidiaries for the period January 1, 2011 through the date hereof.  No such supplier or customer has canceled or otherwise terminated, or to the Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or any Company Subsidiary or, to the Knowledge of the Company, to decrease materially the quantity of products purchased from or sold to, respectively, the businesses of the Company or any Company Subsidiary since January 1, 2011.  Since January 1, 2011, neither the Company nor any Company Subsidiary has received any written communication from any vendor or supplier of the Company or any of its Subsidiaries that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any liability under, any material Permit, Law or Order or relating to the revocation or modification of any material Permit.

Section 5.23      Affiliate Transactions.  No officer, director, or Affiliate of the Company or any Company Subsidiary, or any entity in which any such Person owns  or  has any beneficial interest in more than 4.9% thereof, is involved in any business arrangement with, party to any Contract with or has any material interest in any assets used by, the Company or any Company Subsidiary.  To the Knowledge of the Company, neither the Company nor any of its or any Company Subsidiary’s Affiliates own any material asset, tangible or intangible, which is currently used in the Business.

Section 5.24      Takeover Provisions.  No Takeover Provisions apply or purport to apply to the Company, Parent, Merger Sub or any of their respective Affiliates with respect to this Agreement, the Support Agreements, the Offer, the Merger or any of the other transactions contemplated by this Agreement.  The Company Board has taken all necessary action so that the Takeover Provisions do not, and will not, apply to (i) Parent, Merger Sub or any other Subsidiary of Parent with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, or (y) the Offer, the Merger or the other transactions contemplated by this Agreement or the Support Agreements.

Section 5.25      Disclosure Documents.

(a)       On the date first filed with the SEC and on the date disseminated to the Company Shareholders, the Schedule 14D-9 and the Proxy Statement (if applicable), to be filed with the SEC in connection with the Offer and the Merger (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

(b)       (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company Shareholders and at the time of the meeting of Company Shareholders to consider this Agreement and at the Effective Time, and (ii) Company Disclosure Documents (other than the Proxy Statement), on the date first filed with the SEC and on the date disseminated to the Company Shareholders (or, with respect to any supplement or amendment thereto, at the time of any distribution or dissemination thereof), will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 5.25 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent, Merger Sub or the Parent Representatives specifically for use therein.

(c)       The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent or Merger Sub specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.26      Brokers.  Other than the fees and expenses of Needham & Company, LLC (“Needham”) and the Company Financial Advisor, the fees and expenses of both of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer and/or the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.  The Company has provided to Parent a copy of the engagement letter of each of Needham and the Company Financial Advisor.

Section 5.27      Opinion of Financial Advisor.  The Company Board has received from Seven Hills Partners LLC (the “Company Financial Advisor”) an opinion, dated as of the date hereof, subject to the limitations, qualifications and assumptions set forth therein, that the Offer Price to be received by the holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to the such holders, and such opinion has not been withdrawn, revoked or modified.  The Company has furnished a complete and correct copy of such opinion to Parent.

Section 5.28      Rule 14d-10 Matters.  All amounts payable to Covered Securityholders pursuant to the Company Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of the NASDAQ rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (w) each Company Stock Plan, (x) the treatment of the Company Stock Options in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Plans, (y) the terms of Section 7.10 of this Agreement and (z) each other Company Plan, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

Section 5.29      Voting Requirements.  Unless Section 253 of the DGCL shall be applicable, the Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

Section 5.30      No Additional Representations.

Except for the representations and warranties made by the Company in this Agreement or any other agreement contemplated hereby, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, any other agreement contemplated hereby or the transactions contemplated hereby and thereby, and the Company hereby disclaims any such other representations and warranties.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1       Organization and Qualification.  Each of Parent and Merger Sub is a corporation, duly organized and validly existing under the Laws of the State of Delaware.  Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, where such concept is applicable, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not have a Parent Material Adverse Effect.  Parent has delivered or made available to the Company the certificate of incorporation and bylaws of Merger Sub.

Section 6.2       Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Parent or Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions provided for herein.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy Exception.

Section 6.3        No Conflict; Required Filings and Consents.

(a)       The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, will not, (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 5.3(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 5.3(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order, applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b)       The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, any applicable Blue Sky Laws, the rules and regulations of the NASDAQ, (ii) for the Required Antitrust Approvals, (iii) for the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 6.4        Litigation.  As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions provided for herein.

Section 6.5       Ownership of Merger Sub; No Prior Activities.  Parent directly or indirectly owns one hundred percent (100%) of the issued and outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 6.6        Available Funds.  Parent and Merger Sub, collectively, will have available to them at the expiration of the Offer and the Effective Time, the funds necessary to accept or cause to accept for payment and pay or cause to pay for any shares of Company Common Stock pursuant to the Offer and consummate the Merger and the other transactions contemplated hereby.

Section 6.7        Interested Stockholder.  Prior to the Company Board approving this Agreement, the Offer, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested shareholder,” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Offer, the Merger, or any transactions contemplated by this Agreement.

Section 6.8        Disclosure Documents.

(a)       The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement, or any amendment or supplement thereto, is first mailed to Company Stockholders and at the time of the meeting of Company Stockholders to consider this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b)       The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that the representations and warranties contained in this Section 6.8 will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Sub by the Company specifically for use therein.

Section 6.9        Brokers.  No broker, finder, financial advisor, investment banker or other Person (including Moelis & Company LLC) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company would have any liability prior to Closing.

Section 6.10     Absence of Certain Arrangements.  There are no Contracts between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement.

Section 6.11      No Additional Representations.

Except for the representations and warranties made by Parent and Merger Sub in this Agreement or any other agreement contemplated hereby, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, any other agreement contemplated hereby or the transactions contemplated hereby and thereby, and Parent and Merger Sub hereby disclaim any such other representations and warranties.

ARTICLE VII
COVENANTS

Section 7.1        Conduct of Business by the Company Pending the Closing.

(a)       The Company agrees that, between the date of this Agreement and the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 or the Effective Time (such time period, the “Interim Period”), except as expressly set forth in Section 7.1(a) of the Company Disclosure Schedule, as otherwise expressly permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to: (i) conduct its business in the ordinary course consistent with past practice and (ii) use its commercially reasonable efforts to keep available the services of its officers, employees and contractors and to preserve the business relationships of the Company and each Company Subsidiary with each of the customers, suppliers and other Persons with whom the Company or any Company Subsidiary has business relations. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 7.1 of the Company Disclosure Schedule, as otherwise expressly permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, during the Interim Period, directly or indirectly, take any of the following actions:

(i)           amend or otherwise change the Company Certificate of Incorporation, the Company By-laws or equivalent organizational documents of any Company Subsidiary;

(ii)           issue, deliver, sell, pledge, transfer, encumber or otherwise dispose, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, or amend the terms of or rights of holders of, any shares of its capital stock or other Equity Interests, or other Equity Interests (other than the issuance of Company Common Stock pursuant to the exercise of Company Options or the conversion of Company Preferred Stock, in each case, existing and outstanding on the date hereof and on the terms in effect on the date hereof);

(iii)          declare, set aside, establish a record date for, make or pay any dividend or any other distribution on (whether payable in cash, stock, property or a combination thereof), any shares of its capital stock or any of its Equity Interests, except (A) in connection with any cashless exercise or similar transactions pursuant to the exercise of Company Options in accordance with this Agreement, or (B) for payment or conversion of dividends on outstanding Company Preferred Stock accruing in the ordinary course unless otherwise contemplated by the Support Agreements, or enter into any agreement with respect to the voting of its Equity Interests;

(iv)         adjust, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its capital stock or other Equity Interests, except pursuant to the exercise or settlement of Company Options, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof;

(v)          acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or all or substantially all of the assets thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof (excluding intercompany loans or advances made in the ordinary course of business);

(vi)         redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money, except for (A) indebtedness incurred under the Company’s existing credit facilities not in excess of $250,000, (B) indebtedness for borrowed money in a principal amount not in excess of $250,000 for all such indebtedness by the Company and the Company Subsidiaries in the aggregate (including indebtedness incurred under the Company’s existing credit facilities pursuant to the preceding clause (A)), and (C) indebtedness owed by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary; provided that any indebtedness for borrowed money incurred or otherwise acquired, or modified, or assumed under this Section 7.1(a)(vi) shall be subject to prepayment without penalty at any time;

(vii)        grant any Lien on any of its assets, other than Liens granted in connection with any indebtedness permitted under Section 7.1(a)(vi) and other than Permitted Encumbrances;

(viii)       (A) enter into, terminate, accelerate or materially amend or modify (other than extensions in the ordinary course of business) any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, (B) waive any material term of or any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under, any Company Material Contract, or (C) enter into any Contract which contains a change of control or similar provision in favor of the other party or parties thereto or would otherwise require a payment or give rise to any rights to such other party or parties in connection with the Offer, the Merger and/or the other transactions contemplated in this Agreement;

(ix)          other than sales or dispositions in the ordinary course of business, sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any Company Subsidiary having a current value in excess of $500,000 in the aggregate;

(x)           sell, transfer, lease, license, assign or otherwise dispose of any Company Intellectual Property, including by failing to renew or pay maintenance fees (except for (i) Intellectual Property expiring at the end of its registered or statutory protection term that cannot be renewed, (ii) the lapse of Company Intellectual Property that is not material to the business of the Company or any Company Subsidiary, and (iii) non-exclusive licenses granted by the Company or any Company Subsidiary in its customer and reseller agreements entered into with customers and resellers (in each case, with respect to clauses (i) through (iii), in the ordinary course of business consistent with past practice));

(xi)          authorize, or make any commitment with respect to, any single expenditure in excess of $50,000 or any capital expenditures for the Company and the Company Subsidiaries in excess of $200,000 in the aggregate (other than expenditures contemplated by the Company’s 2011 operating plan as of the date hereof (a copy of which is set forth on Section 7.1(a)(xi)(A) of the Company Disclosure Schedule) or other capital investments approved by the Company Board prior to the date hereof and disclosed to Parent in Section 7.1(a)(xi)(B) of the Company Disclosure Schedule);

(xii)         enter into any new line of business outside of its existing business segments or discontinue any line of business within any existing business segment or otherwise cease operations in any business line within any existing business segment;

(xiii)        (A) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, grant or announce any stock option, equity or incentive awards or the increase in the salaries, bonuses, severance, change in control or other transaction bonus, termination pay or other compensation and benefits payable by the Company or any Company Subsidiary to any of the employees, officers, directors, shareholders or other service providers of the Company or any Company Subsidiary, (B) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $100,000 (per employee), (C) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan or other agreement or arrangement in effect on the date of this Agreement to any employee, officer, director, shareholder or other service provider of the Company or any of its Subsidiaries, whether past or present, or take any action to accelerate vesting of any right to compensation or benefits, (D) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary and incentive compensation opportunity not to exceed $100,000 (per employee), (E) except as required to ensure that any Company Plan is not then out of compliance with applicable Law, enter into or adopt any new, or renew, amend, modify or terminate any existing Company Plan or benefit arrangement or any collective bargaining agreement, or (F) materially increase the benefits under any existing Company Plan or benefit arrangement or take any action to accelerate any rights, benefits or the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation (other than as contemplated by this Agreement);

(xiv)        communicate with employees of the Company or any Company Subsidiary regarding the compensation, benefits or other treatment that they will receive in connection with the transactions contemplated hereby other than in connection with the Company Stock Plans or from the Surviving Corporation after the consummation thereof, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(xv)         pay, discharge, settle, satisfy, waive or compromise any material claims, obligations (absolute, accrued, contingent or otherwise) or any pending or threatened Action of or against the Company, any of the Company Subsidiaries or any of its or their respective directors or officers (including any Action that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any Company Subsidiary relating to the transactions contemplated by this Agreement), other than (A) performance of contractual obligations in accordance with their terms, (B) payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, (C) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (x) disclosed in the most recent financial statements of the Company included in the Company SEC Filings filed prior to the date hereof to the extent of such disclosure or (y) incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (D) settlements for an amount not in excess of $250,000 individually or $500,000 in the aggregate and that would not impose any material restrictions on the business or operations of the Company or any Company Subsidiary;

(xvi)        except as may be required by GAAP or other applicable financial or accounting requirement, or as a result of a change in Law, make any change in accounting principles, policies, practices, procedures or methods;

(xvii)       change any method of Tax accounting, make, change or revoke any Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material Tax refund;

(xviii)      fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xix)        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company);

(xx)         adopt or implement a stockholder rights plan or similar arrangement;

(xxi)        amend or modify the letter of engagement of Needham or the Company Financial Advisor or engage other advisers or consultants in connection with the transactions contemplated hereby or other Acquisition Proposals;

(xxii)       implement any employee layoffs that could implicate the WARN Act; or

(xxiii)      knowingly commit, authorize or agree to take any of the foregoing actions or enter into any binding agreement, letter or similar agreement or arrangement to take any of the foregoing actions.

(b)       Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Acceptance Time.  Prior to the Acceptance Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 7.2        Company Stockholders’ Meeting; Proxy Statement.

(a)       If approval of the Company Stockholders is required under applicable Law in order to consummate the Merger, as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, the Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Certificate of Incorporation and the Company By-Laws (i) establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL.  Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 7.2 as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company or any Company Representative of any Acquisition Proposal.  The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Laws.

(b)       In connection with the Company Stockholders’ Meeting, the Company shall prepare and file with the SEC a proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”).  The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement.  Subject to all applicable Laws, the Company shall use reasonable best efforts to cause the Proxy Statement to be cleared by the SEC and disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC.  The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Proxy Statement and all other materials used in connection with the Merger that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC or the dissemination thereof to Company Stockholders.  The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith.  If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders.  The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the NASDAQ.

(c)       Subject to the terms of Section 7.5(e), the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

(d)       Each of Parent and Merger Sub shall vote all shares of Company Common Stock acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with Delaware Law at the Company Stockholders’ Meeting or otherwise.

(e)       Unless the Merger can be consummated in accordance with Section 253 of the DGCL as contemplated by Section 7.3, following the Acceptance Time, Parent may notify the Company whether Parent intends to adopt this Agreement by executing an action by written consent, signed by Parent and/or its Affiliates that own issued and outstanding shares of Company Common Stock, as the holders of a majority of the issued and outstanding shares of Company Common Stock pursuant to Section 228 of the DGCL (the “Parent Stockholders Consent”).  Upon receipt of such notice, the Company shall, in accordance with and subject to the requirements of applicable Law, as promptly as practicable after the execution and delivery of the Parent Stockholders Consent, file an information statement relating to such Parent Stockholders Consent to be sent to the Company Stockholders, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Information Statement”) in lieu of the Proxy Statement and take such other actions specified in Section 7.2(a) with respect to the Information Statement in place of with respect to the Proxy Statement.

Section 7.3        Short-Form Merger.  Notwithstanding the provisions of Section 7.2 hereof, in the event that Merger Sub shall acquire at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock pursuant to the Offer or otherwise and otherwise holds at least ninety percent (90%) of all other classes of capital stock of the Company, if any that, but for Section 253 of the DGCL would be entitled to vote on the adoption of this Agreement (including as a result of the exercise of the Top-Up Option) (the “Short-Form Threshold”), subject to Section 8.1(c), the Parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the Company Stockholders.

Section 7.4        Access to Information; Confidentiality.

(a)       Access to Information.  Subject to the confidentiality provisions of this Section 7.4, during the Interim Period, the Company shall, and shall instruct each Company Subsidiary and each of its and their respective Representatives (collectively, “Company Representatives”) to:  (i) provide to Parent and Merger Sub and each of their respective Representatives (collectively, “Parent Representatives”) access at reasonable times during normal business hours, upon reasonable prior notice, (x) to the officers, employees, agents, properties, offices and other facilities of the Company or such Company Subsidiary, and (y) to the books and records thereof (which access, for the avoidance of doubt, shall include the ability of Parent and Merger Sub to conduct reasonable transition and integration planning activities), (ii) use commercially reasonable efforts to arrange meetings for Parent, Merger Sub and any Parent Representative with the Company’s and its Subsidiaries’ customers and suppliers with a Company Representative present or participating; provided, however, that the foregoing shall not limit Parent’s or Merger Sub’s ability to conduct meetings or other communications with the Company’s and its Subsidiaries’ customers and suppliers to the extent such meetings or other communications are conducted in the ordinary course of Parent’s or Merger Sub’s respective businesses, and (iii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request; provided, however, until the Effective Time, the Company shall not be required to (x) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the NDA or any similar agreement with respect to such information or (y) provide access to or furnish any information (I) that is a trade secret, (II) that the Company reasonably believes constitutes commercially sensitive information for which adequate assurance of permitted uses has not been obtained or (III) if doing so would unduly disrupt Company operations, violate any applicable Law or Company Contract, or where such access to information would constitute the waiver of an attorney-client privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s or any Company Subsidiary’s privilege with respect thereto; provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent required for the purpose of complying with applicable Laws, including Antitrust Laws.

(b)       Interim Financial Information.  During the Interim Period, the Company shall provide to Parent within twenty (20) calendar days after the end of each calendar month, interim monthly financial statements (including the income and cash flow statements) and financial forecasts or projections for the Company and each Company Subsidiary (collectively, the “Interim Financial Statements”).  The Interim Financial Statements shall be prepared in a manner consistent with the audited financial statements as described in Section 5.5(b) and consistent with the format set forth in Section 7.4(b)(i) of the Company Disclosure Schedule.  Section 7.4(b)(ii) of the Company Disclosure Schedule sets forth those consolidated financial statements of the Company and the Company Subsidiaries (both audited and unaudited) provided by the Company to Parent as of the date hereof.

(c)       Transition Committee.  Without limiting any obligations set forth in Section 7.4(a) or Section 7.4(b), promptly after the date hereof, Parent and the Company will establish a transition committee (the “Transition Committee”), which shall consist of such representatives of Parent and the Company as they mutually agree upon.  The Parties shall instruct the Transition Committee to facilitate the collection and exchange of information concerning the business, operations, capital spending and budgets and financial results of Parent and the Company to the extent necessary to identify ways in which the operations of Parent and the Company can be consolidated, coordinated and/or otherwise enhanced following the Effective Time, shall cooperate in good faith on identifying any recommendations therefor and shall undertake such other tasks as jointly delegated to it by the Company and Parent.  The Transition Committee shall present its findings from time to time to the management of the Company and Parent.

(d)       Confidentiality and Restrictions.  With respect to the information disclosed pursuant to Section 7.4(a), Section 7.4(b) and Section 7.4(c), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the NDA or any similar agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 7.4.  The NDA shall continue in full force and effect in accordance with its terms until the earlier of the Acceptance Time or the expiration of the NDA according to its terms.

Section 7.5        No Solicitation.

(a)       No Solicitation.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 and the Acceptance Time, the Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly:

(i)            initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) the making of any Acquisition Proposal or Inquiry;

(ii)           engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or cause to be provided any information or data concerning the Company or any Company Subsidiary to any Person relating to any Acquisition Proposal or Inquiry, or provide or cause to be provided any information or data concerning the Company or any Company Subsidiary to any Person pursuant to any commercial arrangement, joint venture arrangement or other existing agreement or arrangement if it is reasonably likely that the Person receiving the confidential information intends to use such information for purposes of developing an Acquisition Proposal;

(iii)          approve, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Proposal or Inquiry, or that requires the Company to abandon or take any action inconsistent with the transactions contemplated by this Agreement; or

(iv)         resolve, propose or agree to do any of the foregoing.

(b)       Cessation of Ongoing Activities.  The Company shall, and shall cause the Company Representatives to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any Acquisition Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date hereof, and the notice shall also request, and the Company shall use its reasonable best efforts to cause, such Person to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries.

(c)       Response to Unsolicited Acquisition Proposals.  Notwithstanding anything to the contrary contained in Section 7.5(a) but subject to the last sentence of this Section 7.5(c), at any time prior to the Acceptance Time, the Company, the Company Board and their respective Representatives may, subject to compliance with this Section 7.5(c):

(i)            provide information in response to a request therefor to a Person who has made an unsolicited bona fide written Acquisition Proposal following the date of this Agreement (which Acquisition Proposal does not arise out of any breach of this Section 7.5) if and only if, prior to providing such information, the Company has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall promptly make available to Parent any material non-public information concerning the Company and the Company Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that was not previously made available to Parent or the Parent Representatives; or

(ii)           engage or participate in any discussions or negotiations with any Person and/or its Representatives who has made such an unsolicited bona fide written Acquisition Proposal;

provided, that prior to taking any action described in Section 7.5(c)(i) or Section 7.5(c)(ii) above, (x) the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties under applicable Laws, and (y) the Company Board shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.  Notwithstanding the foregoing, the Company shall not provide any commercially sensitive non-public information to any competitor in connection with the actions permitted by clause (i) or clause (ii) of this Section 7.5(c), except in a manner consistent with the Company’s past practice in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to the date of this Agreement.

(d)       Prohibition on Changes of Board Recommendation.  Except as expressly provided by Section 7.5(e), at any time after the date hereof, neither the Company Board nor any committee thereof shall, nor shall it cause or permit the Company or any Company Subsidiary or any of its or their respective Representatives to:

(i)            withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in any manner adverse to Parent or Merger Sub, the Company Board Recommendation with respect to the Offer or the Merger, or cause or permit the Company Board Recommendation to be less than unanimous;

(ii)           adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal;

(iii)          (A) fail to publicly recommend against any Acquisition Proposal or (B) fail to publicly reaffirm the Company Board Recommendation, in each of cases (A) and (B), within two (2) Business Days after Parent so requests in writing;

(iv)          fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal;

(v)           fail to include the Company Board Recommendation in the Schedule 14D-9 and the Proxy Statement; or

(vi)          enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.5(c)), including any Alternative Acquisition Agreement (any action described in clauses (i) through (vi), a “Company Adverse Recommendation Change”).

(e)       Company Board Recommendation.  Notwithstanding anything to the contrary set forth in Section 7.5(d), at any time prior to the Acceptance Time, if the Company has received a bona fide written Acquisition Proposal following the date of this Agreement from any Person that is not withdrawn and that the Company Board determines in good faith constitutes a Superior Proposal, the Company Board may effect a Company Adverse Recommendation Change and cause the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i)            the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary obligations under applicable Laws;

(ii)           the Company shall have complied in all material respects with its obligations under this Section 7.5;

(iii)          the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least five (5) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received a bona fide written Acquisition Proposal that is not withdrawn and that the Company Board has determined in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change and/or to terminate this Agreement pursuant to this Section 7.5(e), which notice shall specify the Superior Proposal which forms the basis for such Company Adverse Recommendation Change, including the identity of the party making the Superior Proposal and the material terms thereof, and shall include copies of all relevant documents relating to such Superior Proposal;

(iv)          prior to effecting such Company Adverse Recommendation Change or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, (1) negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (2) permit Parent and the Parent Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided, that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 7.5 (including Section 7.5(e)) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby and in that event the Notice Period shall extend until the later of (x) expiration of the then pending Notice Period or (y) the date that is three (3) Business Days from the date of the Determination Notice following such material revisions to the Acquisition Proposal; and

(v)           the Company shall have validly terminated this Agreement in accordance with Section 9.1(c)(ii), including the payment of the Company Termination Fee, in accordance with Section 9.4(b)(i).

None of the Company, any Company Subsidiary, the Company Board or any committee of the Company Board shall enter into any agreement with any Person to limit or not to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change or to terminate this Agreement in light of a Superior Proposal.

(f)        Permitted Communications.  Nothing contained in this Section 7.5 shall be deemed to prohibit the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders), or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided that any such disclosure (other than a “stop-look-and listen” communication or similar communication of the type contemplated by Rule 14d-9(f)), shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation.

(g)       Notice of Acquisition Proposals.  The Company shall promptly (and, in any event, within one (1) Business Day) notify Parent of the receipt by the Company or any Company Representative of any Acquisition Proposal or other inquiry or expression of interest that would reasonably be expected to result in an Acquisition Proposal, any non-public information that is requested from, or any discussions or negotiations that are sought to be initiated or continued with, the Company or any Company Representative on or following the date hereof (any of the foregoing other than an Acquisition Proposal, an “Inquiry”), including any renewal or revision to such a previously made Acquisition Proposal or Inquiry.  Such notice shall indicate the identity of the Person or group of Persons making such Acquisition Proposal or Inquiry and the material terms and conditions of such Acquisition Proposal or Inquiry (including, if applicable, copies of any written materials provided, including proposed agreements and any other documents related thereto), thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such Acquisition Proposal or Inquiry (including any amendments thereto) and the status of any such discussions or negotiations.  Without limiting the generality of the foregoing, the Company shall provide to Parent, as soon as practicable and in any event within one (1) Business Day after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal or Inquiry) sent by or provided to the Company or any Company Representative in connection with any Acquisition Proposal or Inquiry.

(h)       Takeover Provisions; Existing Confidentiality Agreements; Standstill Provisions.  No Company Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any Takeover Provision to be inapplicable to the transactions contemplated by this Agreement.  The Company has not as of the date hereof granted and will not grant any waiver under any Existing Confidentiality Agreement to which the Company or any Company Subsidiary is a party and has not permitted and will not permit any counterparty to any such agreement to deviate from compliance with the terms thereof, in each case other than as contemplated by this Section 7.5(h).  The Company shall notify Parent of any breach of any Existing Confidentiality Agreement (including the standstill provisions thereof) by the counterparty thereto, or any request by the counterparty to any Existing Confidentiality Agreement that the Company or the Company Board waive the standstill provision thereof or authorize or give permission to such counterparty to take actions that would otherwise be prohibited by the standstill provisions thereof as promptly as reasonably practicable after discovery of such breach or after receipt of such request.  The Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly, grant any waiver, amendment or release under any standstill or confidentiality agreement (including those set forth in any Existing Confidentiality Agreement or any Acceptable Confidentiality Agreement) or Takeover Provisions, or take any action to facilitate any effort or attempt by any Person to make an Acquisition Proposal or Inquiry (including providing consent or authorization to make an Acquisition Proposal to any officer or employee of the Company or to the Company Board or any member thereof pursuant to any Existing Confidentiality Agreement) other than prior to the Acceptance Time if the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties under applicable Laws.  The Company shall provide prompt written notice to Parent of any waiver, amendment, release or other action taken pursuant to the immediately preceding sentence.  To the extent the Company becomes aware that there has been a breach in any material respect of any Existing Confidentiality Agreement by the counterparty thereto, the Company shall take all necessary actions to enforce, to the fullest extent permitted under applicable Law, such Existing Confidentiality Agreement.

(i)        Responsibility.  The Company agrees that in the event any Company Representative takes any action which, if taken by the Company, would constitute a breach of this Section 7.5, then the Company shall be deemed to be in breach of this Section 7.5.

Section 7.6        Reasonable Best Efforts.

(a)       Subject to the terms and conditions of this Agreement, Parent and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries and Representatives to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to cause the conditions set forth in Article VIII to be satisfied and to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, Permits and Orders necessary or advisable to be obtained from any Third Party and/or any Governmental Entity (including pursuant to the HSR Act and any other Required Antitrust Approval) in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement, (ii) make all necessary notifications, filings or registrations necessary to obtain the other Required Antitrust Approvals as promptly as practicable following the date of this Agreement, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Required Antitrust Approvals, and (iv) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.6 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or other Antitrust Laws as soon as practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act and any other Antitrust Laws, to the extent applicable.  Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree and acknowledge that neither this Section 7.6 nor the “reasonable best efforts” standard shall require, or be construed to require Parent or the Company or any of their respective Subsidiaries or other Affiliates, and the Company shall not without Parent’s prior written consent, in either case in order to obtain any required approval from any Governmental Entity or otherwise to: (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumberment or holding separate, before or after the Acceptance Time or the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates), or (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates).

(b)       Each of Parent and the Company shall use reasonable best efforts to cooperate with each other in (i) determining whether any filings are required to be made with, or consents, permits, authorizations, advance ruling certificates, no-action letters, waivers or approvals are required or advisable to be obtained from, any third parties or Governmental Entities under any other applicable Laws, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and (B) timely making all such required filings and timely seeking all such required consents, permits, authorizations, advance ruling certificates, no-action letters or approvals.

(c)       Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.  Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(d)      Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any Parent Representative, or the Company or any Company Subsidiary or Company Representative, as the case may be, from any Third Party and/or any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated hereby this Agreement.  Neither the Company nor Parent shall permit any of its officers or any of its other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(e)       In furtherance and not in limitation of the covenants of the Parties contained in Section 7.6(a) through Section 7.6(d), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each Party shall use its reasonable best efforts to contest, resist and resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement.

(f)        The Company shall, and shall cause the Company Subsidiaries to (to the extent necessary), use its reasonable best efforts to assist Merger Sub in obtaining title insurance policies and surveys (including, without limitation, providing the title company with any affidavit, indemnity or other assurances requested by the title company to issue such title insurance policies) in form and substance reasonably acceptable to the title company, Parent, Merger Sub and their respective lenders.

(g)       Nothing in this Section 7.6 shall require the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to take or agree to take any action to sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate any of its respective businesses or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

Section 7.7        Notices of Certain Events.  From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other orally and in writing of (i) any change, event, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to cause (x) the occurrence or existence of any of the facts, events or circumstances described in the conditions to the Offer set forth on Annex A or (y) the failure to satisfy any condition to the obligations of any Party to effect the Merger set forth in Article VIII, (ii) any Action commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other transaction contemplated hereby (the “Transaction Litigation”), or (iii) the failure of any such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in the occurrence or existence of any of the facts, events or circumstances described in condition to the Offer set forth on Annex A or the failure to satisfy any of the conditions to the Merger set forth in Article VIII; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

Section 7.8        Transaction Litigation.  The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided, that neither the Company nor any Company Subsidiary or Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that after the Acceptance Time, the Company shall cooperate with Parent with respect to, and, if requested by Parent, use its reasonable best efforts to settle, any unresolved Transaction Litigation in accordance with Parent’s direction.

Section 7.9        Publicity.

(a)       The initial press release regarding the execution of this Agreement and the transactions contemplated hereby shall be a joint press release by the Company and Parent.  Thereafter, the Parties shall use reasonable best efforts to consult with each other before issuing any press release or making any public announcement primarily relating to this Agreement or the transactions contemplated hereby and, except for any press release or public announcement as may be required by applicable Law, court process or any listing agreement with any national securities exchange (and then only after as much advance notice and consultation as is feasible), shall not issue any such press release or make any such public announcement without the consent of the other Parties, which shall not be unreasonably withheld or delayed.

(b)       Unless the Company shall have effected a Company Adverse Recommendation Change pursuant to Section 7.5, upon Parent’s request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentation to RiskMetrics Group, Glass Lewis or any other similar firm recommending this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (ii) the Company shall request a meeting with RiskMetrics Group, Glass Lewis or any other similar firm for purposes of obtaining its recommendation of the Offer and approval of this Agreement by the Company Shareholders; provided that the foregoing obligation shall not be applicable to the Company in the event of a Company Adverse Recommendation Change.

Section 7.10      Employee Matters.

(a)       For a period of no less than twelve (12) months following the Effective Time, Parent intends to provide or cause to be provided to the Continuing Employees, compensation and employee benefits (other than equity compensation) that are comparable in the aggregate (both in amount and terms) to those provided by the Company and Company Subsidiaries to such employees immediately prior to the Effective Time.  The preceding sentence shall not preclude Parent or its Subsidiaries at any time following the Effective Time from terminating the employment of any Continuing Employee for any reason (or no reason).

(b)       Each Continuing Employee shall be given credit for all service with the Company and the Company Subsidiaries and their respective predecessors under any employee benefit plan of Parent or its Affiliates in which such Continuing Employee is eligible to participate, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Affiliates in which such Continuing Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Continuing Employees under a comparable Company Plan immediately prior to the Effective Time, and to the same extent past service is credited under such plans or arrangements for similarly situated employees of Parent.  Notwithstanding the foregoing, nothing in this Section 7.10(b) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan, or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of Parent and its Subsidiaries generally.

(c)       In the event of any change in the welfare benefits provided to Continuing Employees following the Effective Time, Parent shall use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d)       Notwithstanding anything in this Section 7.10 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates, or shall limit the right of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, terminate or otherwise modify any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates following the Effective Time.  If (i) a party other than the Parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates, and (ii) such provision is deemed to be an amendment to such employee benefit plan even though not explicitly designated as such in this Agreement, then, solely with respect to such employee benefit plan, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

(e)       If requested by Parent following the Acceptance Time and at least five (5) calendar days prior to the Effective Time, the Company shall terminate any and all Company Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code, effective not later than the day immediately preceding the Effective Time.  In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company Board (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(f)       With respect to all employees of the Company and the Company Subsidiaries, the Company and/or any Company Subsidiary shall be responsible for providing any notices required to be given and otherwise complying with the WARN Act in connection with any employee layoffs implemented by the Company or any Company Subsidiary prior to the Effective Time, and Parent shall have no responsibility or liability under the WARN Act with respect to such layoffs.  Solely for purposes of this Section 7.10(f), the Company shall provide prior to the Effective Time all information to update the current disclosure set forth in Section 5.9 of the Company Disclosure Schedule with respect to the 90-day period prior to the Effective Time.

(g)      The Parties acknowledge and agree that all provisions contained in this Section 7.10 are included for the sole benefit of the Parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees or former employees of the Company, any Company Subsidiary or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent or any of its Affiliates.

(h)       Parent shall cause the Surviving Corporation to perform timely and completely all continuing obligations of the Company under (i) the terms of each of the Executive Agreements and (ii) with respect to all participants pursuant to the terms of the 2011 Bonus Plan.

Section 7.11      Indemnification of Directors and Officers.

(a)       All rights of indemnification, exculpation, advancement of expenses and limitation of liability existing in favor of the current or former directors and officers of the Company and the Company Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate of Incorporation and the Company By-laws or under any indemnification, employment or similar agreements between any Indemnified Party and the Company or any Company Subsidiary, in each case as in effect on the date of this Agreement with respect to matters occurring prior to the Board Appointment Date, shall survive the Merger and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law.  For a period of six years after the Board Appointment Date, Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification and limitation of liabilities of Indemnified Parties and advancement of expenses than are set forth as of the date of this Agreement in the Company Certificate of Incorporation and Company By-laws to the extent permitted by applicable Law.

(b)       From the Acceptance Time through the sixth (6th) anniversary of the Board Appointment Date (such period, the “Tail Period”), Parent shall, or shall cause the Company to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each officer and director currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Board Appointment Date with respect to any matter claimed against such person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement; provided that in no event shall the aggregate costs of such insurance policies exceed in any one year during the Tail Period 250% of the aggregate annual premiums paid by the Company for such purpose during the calendar year prior to the date hereof (which aggregate annual premiums with respect to such period are hereby represented and warranted by the Company to be in the amount set forth in Section 7.11(b) of the Company Disclosure Schedule), it being understood that Parent or the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for such 250% annual amount; provided, further, that Parent or the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 7.11(b) by causing the Company to obtain prepaid (or “tail”) directors’ and officers’ liability insurance policy, in each case, the material terms of which including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 7.11(b).  Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that are incurred by an Indemnified Party in connection with enforcing the obligations of this Section 7.11.

(c)       The provisions of this Section 7.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives from and after the Effective Time.

(d)       In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of such Person set forth in this Section 7.11 to the extent such obligations are not assumed by such successors and assigns by operation of Law.

Section 7.12      Takeover Provisions.  Parent, the Company and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no Takeover Provision is or becomes applicable to this Agreement or the transactions provided for in this Agreement, including the Offer and the Merger and (ii) if any Takeover Provision becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Provision on Parent and Merger Sub, this Agreement and the transactions provided for in this Agreement.

Section 7.13      Section 16b-3 Matters.  To the extent permissible by applicable Laws, the Company shall take all reasonable steps as may be required to cause any dispositions of Company Equity Securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.14      Rule 14d-10 Matters.  Notwithstanding anything in this Agreement to the contrary, the Company will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the “independent director” within the meaning of the NASDAQ rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

Section 7.15      Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including the rules and regulations of the NASDAQ) to cause the delisting of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.16      FIRPTA Certificate.  On any scheduled expiration date of the Offer, the Company shall provide to Parent an affidavit, dated as of such date, signed under penalty of perjury, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(f) and Section 897 of the Code, stating that the interest in the Company are not United States Real Property Interests within the meaning of Section 897 of the Code, so that Parent is exempt from withholding any portion of the aggregate consideration with respect to the Offer under Section 1445 of the Code.  If the Closing Date occurs more than thirty (30) calendar days after the Acceptance Time, the Company shall deliver to Parent on the Closing Date, another affidavit, dated as of the Closing Date but otherwise in accordance with the preceding sentence, so that Parent is exempt from withholding any portion of the aggregate consideration with respect to the Merger under Section 1445 of the Code.

Section 7.17      Certain Transfer Taxes.  Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any Company Subsidiary immediately prior to the Merger, if applicable and due with respect to the Offer or the Merger, shall be borne by the Surviving Corporation or Parent and expressly shall not be a liability of the stockholders of the Company.

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.1        Conditions To Each Party’s Obligation to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver by all Parties) at or prior to the Effective Time of the following conditions:

(a)       Shareholder Approval.  If approval of this Agreement by the Company Stockholders is required under the DGCL, the Company Stockholder Approval shall have been obtained, and if the Company Stockholder Approval shall have been obtained through a written consent, twenty (20) calendar days shall have elapsed since the mailing of the Information Statement to the Company’s stockholders with respect thereto.

(b)       Purchase of Tendered Shares.  Merger Sub shall have accepted for payment and paid for all of the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(c)       Regulatory Approvals.  The Required Antitrust Approvals pursuant to (i) the HSR Act, (ii) the Antitrust Laws of those other countries set forth on Section 1.1 of the Company Disclosure Schedule, and (iii) those other Antitrust Laws for which approval or the expiration of a waiting period thereunder is required to consummate the Offer, the Merger or the other transactions contemplated hereby, in each case, shall have been obtained, waived or made, as applicable, and/or the respective waiting periods required in connection with such Required Antitrust Approvals shall have expired or been terminated.

(d)       No Injunctions or Restraints. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1        Termination Prior to the Acceptance Time.  This Agreement may be terminated, and the Offer and/or the Merger may be abandoned, at any time prior to the Acceptance Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, as follows:

(a)       by the mutual written consent of Parent and the Company;

(b)       by either Parent or the Company if:

(i)           the Acceptance Time shall not have occurred on or before February 15, 2012; provided however, that in the event that none of the facts, events or circumstances described in the conditions set forth on Annex A (other than the facts, events and circumstances described in the condition set forth in paragraph (b) of Annex A) shall have occurred or be continuing and as of such date it is reasonably likely that the facts, events and circumstances described in the condition set forth in paragraph (b) of Annex A will cease to exist, such date shall automatically be extended to April 30, 2012 (the latest applicable date, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose breach of any covenant or obligation under this Agreement resulted in the failure of the Acceptance Time to occur prior to such End Date; provided, further, the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to the Company if, at the time of such intended termination by the Company, either party is entitled to terminate this Agreement pursuant to Section 9.1(b)(ii)(B); or

(ii)           the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Merger Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer and at the time of such expiration or termination (A) any of the facts, events or circumstances described in the conditions to the Offer set forth on Annex A hereto shall have occurred or be continuing or (B) each of the facts, events or circumstances described in the conditions to the Offer set forth on Annex A hereto (other than the facts, events and circumstances described in condition in paragraph (a) of Annex A) shall not have occurred or shall have ceased to exist; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any Party whose breach of any covenant or obligation under this Agreement directly caused (1) the occurrence or existence of any facts, events or circumstances described in the conditions of the Offer set forth on Annex A hereto or (2) the expiration or termination of the Offer without Merger Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer;

(c)       by the Company if:

(i)           (A) Parent or Merger Sub shall have breached in any material respect any of the covenants or agreements made by them in this Agreement, or (B) any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), and in either case such breach or inaccuracy would prevent Parent and Merger Sub from accepting for payment or paying for the shares of Company Common Stock pursuant to the Offer or consummating the Merger in accordance with the terms of this Agreement and, in the case of either (A) or (B), such breach is incapable of being cured by the End Date or is not cured by Parent or Merger Sub (as applicable) within twenty (20) calendar days after Parent or Merger Sub, as the case may be, receives written notice of such breach from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement; or

(ii)           (A) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) the Company has complied in all material respects with Section 7.5, and (C) immediately after the termination of this Agreement, the Company will enter into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (A); provided, that the right of the Company to terminate this Agreement pursuant this Section 9.1(c)(ii) is conditioned on and subject to the prior payment by the Company to Parent of the Company Termination Fee in accordance with Section 9.4(b)(i), and any purported termination pursuant to this Section 9.1(c)(ii) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee.

(d)       by Parent if:

(i)           (A) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company (other than Section 7.5) such that the facts, events and circumstances described in the condition set forth in paragraph (f) on Annex A would have occurred and be continuing or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the facts, events and circumstances described in the condition set forth in paragraph (e) on Annex A would have occurred and be continuing, and, in the case of either (A) or (B), such breach is incapable of being cured by the End Date or is not cured by the Company within twenty (20) calendar days after the Company receives written notice of such breach from Parent or Merger Sub; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement; or

(ii)           (A) the Company shall have delivered a Determination Notice, (B) the Company, the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change, whether or not permitted by the terms hereof, or (C) the Company shall have breached in any material respect to any of its obligations under Section 7.5 (any such event contemplated by this Section 9.1(d)(ii), a “Triggering Event”).

Section 9.2        Termination Before or After the Acceptance Time.  Notwithstanding the prior approval of this Agreement by the Company Shareholders in accordance with the DGCL, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time, by either Parent or the Company if (i) any Order of any Governmental Entity having competent jurisdiction is entered permanently enjoining the Company, Parent or Merger Sub from consummating the Offer and/or the Merger and such Order has become final and nonappealable, or (ii) if there shall be any Law that makes consummation of the Offer or the Merger illegal or otherwise prohibited (unless the consummation of the Offer or the Merger in violation of such Law would not have a Company Material Adverse Effect) and, prior to termination pursuant to this Section 9.2, the terminating Party shall have complied in all material respects with its obligations under Section 7.6 to prevent, oppose and remove such injunction; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such injunction or similar legal restraint or the failure of such injunction or similar legal restraint to be resisted, resolved or lifted, as applicable.

Section 9.3        Notice of Termination.  The Party terminating this Agreement pursuant to Section 9.1 (other than under Section 9.1(a) or Section 9.2) shall give prompt written notice of such termination to the other Parties specifying the provision or provisions of Section 9.1 or Section 9.2 pursuant to which such termination is purportedly effected.

Section 9.4        Effect of Termination; Payment of Fees and Expenses.

(a)       Effect of Termination Generally.  Except as otherwise set forth in this Section 9.4, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1 or Section 9.2, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company hereunder; provided, however, that the provisions of Article I, Section 2.2(c)(iii), this Article IX, Article X and the last sentence of Section 7.4(d) shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its (i) breach of any of its covenants or  agreements  set forth in this Agreement (including the failure by the Company to pay any amounts due pursuant to Section 9.4(b) or Section 9.4(c)) or (ii) willful or material breach of its representations or warranties set forth in this Agreement.  Notwithstanding the foregoing, in no event shall any Party be liable for punitive damages.

(b)       Termination Fee.

(i)            In the event this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), the Company shall pay the Company Termination Fee (less the amount of Parent Expenses previously or simultaneously paid to Parent pursuant to Section 9.4(c), if any) to Parent prior to such termination by wire transfer of same day funds to one or more accounts designated by Parent.

(ii)           In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii), the Company shall pay the Company Termination Fee (less the amount of Parent Expenses previously or simultaneously paid to Parent pursuant to Section 9.4(c), if any) to the Parent promptly, but in any event within five (5) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent.

(iii)          In the event that (A) this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii)(B) or by Parent pursuant to Section 9.1(d)(i) (other than as a result of a breach arising out of facts or circumstances in existence on or prior to the date of this Agreement), (B) at or prior to the time of such termination an Acquisition Proposal or Inquiry shall have been announced, commenced or publicly disclosed or submitted or made known to the Company Board, and (C) at any time after the execution of this Agreement and prior to the expiration of the twelfth (12th) month after the termination of this Agreement, the Company consummates any transaction contemplated by an Acquisition Proposal (solely for this use, all references in the definition of Acquisition Proposal to “twenty percent (20%)” shall be replaced with “thirty-five percent (35%)”) or enters into any Alternative Acquisition Agreement or any letter of intent, agreement in principle or other similar agreement related to an Acquisition Proposal, or the Company Board shall have recommended an Acquisition Proposal (solely for this use, all references in the definition of Acquisition Proposal to “twenty percent (20%)” shall be replaced with “thirty-five percent (35%)”) to the Company Stockholders, then the Company shall, on the date such transaction or any other alternative transaction is consummated, any such agreement or letter is executed or agreement is entered into, or any such recommendation is made, respectively, whichever is earlier, pay the Company Termination Fee (less the amount of Parent Expenses previously or simultaneously paid to Parent pursuant to Section 9.4(c), if any) to Parent by wire transfer of same day funds to one or more accounts designated by Parent.

(iv)         For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.  Parent shall have right to assign the right to receive the Company Termination Fee to one or more Persons in its sole discretion.

(c)       Expense Reimbursement.

(i)            In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(i) under circumstances in which a Company Termination Fee is not then payable pursuant to Section 9.4(b), then the Company shall, following receipt of an invoice therefor, promptly (in any event within five (5) Business Days) pay all of Parent’s reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”), which amount shall in no event exceed $3,500,000 in the aggregate, by wire transfer of same day funds to one or more accounts designated by Parent; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 9.4(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 9.4(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 9.4(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 9.4(b) except to the extent indicated in Section 9.4(b).  Such reimbursement amount shall reduce the amount of the Company Termination Fee payable, as provided in Section 9.4(b).

(ii)           In the event that a Company Termination Fee is payable by the Company to Parent pursuant to Section 9.4(b), the Company shall, simultaneously with the payment of such Company Termination Fee, pay an amount equal to the Parent Expenses (which amount shall be reflected in an invoice therefor from Parent and in no event exceed $3,500,000 by wire transfer of same day funds to one or more accounts designated by Parent, unless the Company previously has paid the Parent Expenses pursuant to Section 9.4(c)(i) above).  Such reimbursement amount shall reduce the amount of the Company Termination Fee payable, as provided in Section 9.4(b).

(d)       Acknowledgement.  Each Party acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation, (iii) subject to the final proviso in the penultimate sentence of Section 9.4(a), in the event the Company Termination Fee is paid pursuant to Section 9.4(b), the amount of such Company Termination Fee shall be deducted from the amount of any monetary damages awarded to Parent in respect of any breach by the Company or any Company Subsidiary of their respective representations, warranties, covenants or agreements set forth in this Agreement, and (iv) without the agreements contained in this Section 9.4, Parent would not have entered into this Agreement.  Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.4(b) or Section 9.4(c) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 9.4(b) or Section 9.4(c) or any portion thereof, the Company shall pay to Parent costs and expenses (including attorneys’ fees) incurred by the Parent and its Affiliates in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE X
GENERAL PROVISIONS

Section 10.1      Non-Survival of Representations and Warranties and Covenants.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  None of the covenants of the Parties shall survive the Effective Time, other than those covenants or agreements of the Parties which by their terms contemplate performance after the Effective Time.

Section 10.2      Fees and Expenses.  Except as set forth in Section 9.4(c) and the fees and expenses of the transfer or paying agent, which shall be borne by Parent, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally any filing fees paid pursuant to the HSR Act or any other Antitrust Laws.

Section 10.3      Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile (with written confirmation of transmission) or by electronic mail; the Business Day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery), in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Parent or Merger Sub, at:

Solutia Inc.
575 Maryville Centre Drive
St. Louis, Missouri  63141
Attention:         General Counsel
Facsimile:          (314) 674-7734
E-mail:                pjberr@solutia.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York  10022
Attention:         William B. Sorabella
Facsimile:          (212) 446-6460
E-mail:                william.sorabella@kirkland.com

If to the Company, at:

Southwall Technologies Inc.
3788 Fabian Way
Palo Alto, California  94303
Attention:         President & Chief Executive Officer
Facsimile:          (650) 798-1406
E-mail:                dcapovilla@southwall.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Boulevard
Redwood City, California  94063
Attention:         Scott C. Dettmer
Facsimile:          (650) 321-2800
E-mail:                sdettmer@gunder.com

Section 10.4      Entire Agreement.  This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Support Agreements and the NDA constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 10.5      Company Disclosure Schedule.  Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent a set of disclosure schedules setting forth certain information related to the Company and the Company Subsidiaries arranged to correspond with the various sections of this Agreement (the “Company Disclosure Schedule”).  Any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule and to disclose an exception to the corresponding section of this Agreement only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section.  All capitalized terms used but not otherwise defined in the Company Disclosure Schedule shall have the meanings assigned to them in this Agreement.  No disclosure in the Company Disclosure Schedule relating to any possible breach or violation by such party of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 10.6      Extension; Waiver.  At any time prior to the Effective Time, subject to Section 2.4(d), the Parties may, to the extent permitted by applicable Law and, subject to Section 10.7, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval has been obtained, there shall be made no waiver that by Law (including the relevant rules of the NASDAQ) requires further approval by Company Stockholders without the further approval of such stockholders.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7      Amendment.  Subject to Section 2.4(d), this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Acceptance Time or the Company Stockholder Approval, if required by applicable Laws; provided, however, that (a) after the Acceptance Time, there shall be no amendment that decreases the Merger Consideration or modifies Section 7.11 and (b) after the Company Stockholder Approval has been obtained, there shall be made no amendment that by Law (including the relevant rules of the NASDAQ) requires further approval by the Company Stockholders without the further approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

Section 10.8      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 10.9      Specific Performance.

(a)       The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof or is otherwise breached.  Accordingly, the Parties agree that prior to the valid termination of this Agreement in accordance with Section 9.1 or Section 9.2, each Party shall be entitled to an injunction or injunctions, or any other form of specific performance or other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any arbitration or any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)       If, prior to the End Date as originally provided for in Section 9.1(b)(i), any party commences litigation in accordance with Section 10.11 to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by (x) the amount of time during which such litigation is pending, plus 20 Business Days or (y) such other time period established by the court of competent jurisdiction presiding over such litigation.

Section 10.10   GOVERNING LAW.  THIS AGREEMENT AND ANY LITIGATION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 10.11    Jurisdiction; Service of Process; WAIVER OF JURY TRIAL.

(a)       Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if under applicable Law, jurisdiction over a matter is exclusively vested in federal courts, to the jurisdiction of the United States District Court sitting in New Castle County in the State of Delaware for the purpose of any litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought.  Each of the Parties agrees that a final judgment (subject to any appeals) in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)       Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 10.3.  Nothing in this Section 10.11 shall affect the right of any party to serve legal process in any other manner permitted by Law.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.12    No Third-Party Beneficiaries.  Except as provided in Section 7.11, each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The Parties hereto further agree that the rights of third party beneficiaries under Section 7.11 shall not arise unless and until the Effective Time occurs.

Section 10.13    Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however, that, prior to the Closing, Merger Sub may assign this Agreement (in whole or in part) to any wholly-owned Subsidiary of Parent; and provided further that either Parent or Merger Sub may assign its rights hereunder as collateral pursuant to any financing arrangement.  No assignment by any Party shall relieve such Party of any of its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.14    Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 10.15    Independence of Agreements, Covenants, Representations and Warranties.  All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

Section 10.16    Mutual Drafting.  Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.17    Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

{Signature page follows.}

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOLUTIA INC.

By:	/s/ Paul J. Berra III
Name: Paul J. Berra III
Title: S.V.P., General Counsel, Legal and Government Affairs

BACKBONE ACQUISITION SUB, INC.

By:	/s/ D. John Srivisal
Name: D. John Srivisal
Title: Vice President

SOUTHWALL TECHNOLOGIES INC.

By:	/s/ Dennis Capovilla
Name: Dennis Capovilla
Title: President and Chief Executive Officer

{Signature Page to Agreement and Plan of Merger}

ANNEX A
CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of October 6, 2011 (the “Agreement”), by and among Solutia Inc., a Delaware corporation (“Parent”), Backbone Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Southwall Technologies Inc., a Delaware corporation (the “Company”), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return shares of Company Common Stock tendered in the Offer promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock tendered in the Offer, and (ii) may delay the acceptance for payment of or, subject to the rules and regulations referred to in clause (i) above, the payment for, any shares of Company Common Stock tendered in the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 2.1(d) of the Agreement):

(a)       The Minimum Condition shall not have been satisfied;

(b)       The Required Antitrust Approvals pursuant to (i) the HSR Act, (ii) the Antitrust Laws of those other countries set forth on Section 1.1 of the Company Disclosure Schedule, and (iii) those other Antitrust Laws for which approval or the expiration of a waiting period thereunder is required to consummate the Offer, the Merger or the other transactions contemplated hereby, in each case, shall not have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with such Required Antitrust Approvals shall not have expired or been terminated;

(c)       There shall be any Law or Order (whether temporary, preliminary or permanent in nature) enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger, by any Governmental Entity the effect of which is to, or would reasonably be expected to, directly or indirectly (i) make illegal or otherwise prevent, prohibit or impose adverse conditions on the consummation of the Offer or the Merger, (ii) restrict or prohibit the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of the Company or any Company Subsidiary or compel Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries (or all or any portion of the business or assets of Parent or any of its Subsidiaries as it relates to the business or assets of the Company or any of its Subsidiaries), or (iii) restrict or prohibit Parent or any of its Subsidiaries from acquiring or holding the shares of Company Common Stock or exercising full rights of ownership thereof, including the right to vote any shares of Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the shareholders of the Company, or require divestiture or holding separate by Parent or any of its Subsidiaries of any shares of Company Common Stock;

(d)       In the event that the exercise of the Top-Up Option may be necessary to ensure that Parent or Merger Sub owns at least ninety percent (90%) of the outstanding shares of Company Common Stock immediately after the Acceptance Time or the expiration of any subsequent offering period, there shall exist under applicable Law no restriction or legal impediment on Merger Sub’s ability or right to exercise the Top-Up Option;

(e)       (i) The representations and warranties set forth in Section 5.4 (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct in all respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct in all respects as of such earlier date), subject only to de minimis exceptions; (ii) Section 5.7(ii) shall not be true and correct, without disregarding the Company Material Adverse Effect qualification contained therein, as of the date of the Agreement or as of the Expiration Date as though made on and as of such date; (iii) the representations and warranties set forth in Sections 2.2(a), 5.1 (limited only to the first sentence thereof), 5.2, 5.3 (other than clause (a)(iii) thereof), 5.7 (other than clause (ii) thereof), 5.15(i), 5.24 through 5.27 (inclusive) or 5.29 (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct in all material respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct in all material respects as of such earlier date); (iv) (A) the representations and warranties set forth in Sections 5.10, 5.13 or 5.22 shall not be true and correct in all material respects (except that those representations and warranties set forth in such sections that are qualified by reference to materiality or Company Material Adverse Effect, which shall not be true and correct in all respects) as of the date of the Agreement (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct in all material respects as of such earlier date) or (B) the representations and warranties set forth in Section 5.22 (without giving effect to any references to suppliers therein and without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct as of such earlier date) and, in the case of this clause (B), the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse impact on the Company and its Subsidiaries, taken as a whole; or (v) any representations and warranties of the Company set forth in the Agreement (including those representations and warranties referred to in clause (i), (ii), (iii) or (iv)) (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct as of the date of the Agreement or as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct as of such earlier date) and, in the case of this clause (v), the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(f)        The Company shall have failed to perform in all material respects all obligations required to be performed by it under the Agreement, and such failure to perform shall not have been cured prior to the Expiration Date;

(g)       Since the date of the Agreement, there shall have occurred a Company Material Adverse Effect;

(h)       Since the date of this Agreement, there shall have occurred any  destruction of, damage to or loss at the manufacturing facility located in Dresden, Germany (whether by fire or otherwise) that has caused or is reasonably expected to cause a 30% or greater reduction in such facility’s manufacturing capacity for a period reasonably expected to extend for more than 180 days;

(i)        Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer of the Company to the effect that none of the facts, events or circumstances described in the conditions in paragraphs (e), (f), (g) and (h) of this Annex A shall have occurred and be continuing;

(j)        (A) Any shares of Company Preferred Stock shall remain issued or outstanding (other than shares of Company Preferred Stock to be converted into Conversion Shares and tendered as contemplated by the Support Agreements) or (B) the conversion of any shares of Company Preferred Stock or the tender of the Conversion Shares to be issued thereby as contemplated by the Support Agreements and in accordance with the Offer shall not have been validly effectuated such that any Conversion Shares shall not have been validly tendered or shall have been withdrawn in accordance with the terms of the Offer;

(k)       A Triggering Event shall have occurred; or

(l)        The Agreement shall have been terminated in accordance with its terms, or any event shall have occurred which gives Parent the right to terminate the Agreement pursuant to Article IX thereof.

For purposes of determining whether the Minimum Condition has been satisfied, Parent and Merger Sub shall have the right to include or exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures.

The conditions to the Offer set forth in this Annex A are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, other than any action or inaction in breach of the Agreement) giving rise to such condition, in whole or in part at any applicable time or from time to time in its sole discretion prior to the expiration of the Offer, and all conditions (except for the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company) may be waived by Parent and Merger Sub, in their sole discretion, in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

Capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement.